                                                                  Exhibit 4.F4

                        Execution Copy








                     LOAN PURCHASE AND SERVICING AGREEMENT
                              (Holdback Program)


                                  dated as of


                              September 28, 1995


                                    between


                            UNITED RESOURCES, INC.
                            as Seller and Servicer


                                      and


                      NATIONAL CONSUMER COOPERATIVE BANK
                                   as Buyer

                               TABLE OF CONTENTS

                                                                          Page


                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.01        Defined Terms. . . . . . . . . . . . . . . . . . . . . . 1
SECTION 1.02        General Principles Applicable to Definitions . . . . . .13
SECTION 1.03        Accounting Terms . . . . . . . . . . . . . . . . . . . .14


                                  ARTICLE II

                                THE COMMITMENT

SECTION 2.01         Agreement to Purchase and Sell Loans. . . . . . . . . .15
SECTION 2.01A        Incremental Purchase. . . . . . . . . . . . . . . . . .18
SECTION 2.02         Agreement to Accept Renewal Notes . . . . . . . . . . .19


                                  ARTICLE III

                   CLOSING PROCEDURE; CONDITIONS TO PURCHASE

SECTION 3.01         Payment . . . . . . . . . . . . . . . . . . . . . . . .20
SECTION 3.02         Acceptance - Renewal Loans. . . . . . . . . . . . . . .20
SECTION 3.03         Effective Date. . . . . . . . . . . . . . . . . . . . .21
SECTION 3.04         Buyer's Conditions Precedent to Acceptance. . . . . ...21
SECTION 3.05         Additional Delivery Requirements for Initial
                     Closing Date. . . . . . . . . . . . . . . . . . . . . .24
SECTION 3.06         Seller's Conditions Precedent to Sale . . . . . . . . .26


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

SECTION 4.01         Seller's Corporate Representations and
                     Warranties. . . . . . . . . . . . . . . . . . . . . . .27
SECTION 4.02         Seller's Closing Date Representations and
                     Warranties with respect to Loans. . . . . . . . . . . .30
SECTION 4.03         Seller's Renewal Date Representations and
                     Warranties. . . . . . . . . . . . . . . . . . . . . . .34
SECTION 4.04         Buyer's Representations and Warranties. . . . . . . . .35
SECTION 4.05         Repurchase Upon Breach of Certain
                     Representations and Warranties. . . . . . . . . . . . .36

                                                                          Page


                                   ARTICLE V

                           SERVICING AND COLLECTION


SECTION 5.01       Servicing; Delegation of Authority to Buyer and
                   Servicer. . . . . . . . . . . . . . . . . . . . . . . . .37
SECTION 5.02       Maintenance of System; Collection and Maintenance
                   of Information. . . . . . . . . . . . . . . . . . . . . .38
SECTION 5.03       Maintenance of Lien Priority. . . . . . . . . . . . . . .38
SECTION 5.04       Obligor Inquiries; Credit and Collection Policies . . . .38
SECTION 5.05       Obligor Defaults. . . . . . . . . . . . . . . . . . . . .39
SECTION 5.06       Servicer Reports; Annual Compliance Report. . . . . . . .40
SECTION 5.07       Lockboxes . . . . . . . . . . . . . . . . . . . . . . . .41
SECTION 5.08       Payment of Guaranty Fees and Servicing Fees . . . . . . .41
SECTION 5.09       Applicable Rate . . . . . . . . . . . . . . . . . . . . .42
SECTION 5.10       Computation and Payment of Servicing Fees;
                   Servicer's Expenses . . . . . . . . . . . . . . . . . . .43
SECTION 5.11       Access to Certain Documentation and Certain
                   Information Regarding the Loans . . . . . . . . . . . . .43
SECTION 5.12       Concerning Renewal Notes. . . . . . . . . . . . . . . . .43
SECTION 5.13       Servicer Representations and Warranties . . . . . . . . .43
SECTION 5.14       Servicer's Resignation. . . . . . . . . . . . . . . . . .44


                                  ARTICLE VI

                       SELLER'S AND SERVICER'S COVENANTS

SECTION 6.01       Covenants . . . . . . . . . . . . . . . . . . . . . . . .46
SECTION 6.02       Special Covenant of Seller. . . . . . . . . . . . . . . .51


                                  ARTICLE VII

                   SELLER OBLIGATIONS AND REPURCHASE OPTIONS

SECTION 7.01       Purchase of Interest Rate Protection. . . . . . . . . . .52
SECTION 7.02       Optional Repurchase of Defaulted Loans and after
                   Obligor Default . . . . . . . . . . . . . . . . . . . . .52
SECTION 7.03       Minimal Balances. . . . . . . . . . . . . . . . . . . . .52
SECTION 7.04       Optional Repurchase of Special Loans. . . . . . . . . . .53

                                 ARTICLE VIII

                               SERVICER DEFAULT

SECTION 8.01       Servicer Defaults . . . . . . . . . . . . . . . . . . . .54
SECTION 8.02       Buyer to Act; Appointment of Successor. . . . . . . . . .55
SECTION 8.03       Effects of Servicing Transfer . . . . . . . . . . . . . .56

                                                                          Page


                                  ARTICLE IX

                              TERMINATION EVENTS

SECTION 9.01       Termination Events. . . . . . . . . . . . . . . . . . . .57
SECTION 9.02       Consequences of Termination Event . . . . . . . . . . . .58
SECTION 9.03       Remedies of a Secured Party . . . . . . . . . . . . . . .59


                                   ARTICLE X

                                 MISCELLANEOUS

SECTION 10.01      Further Assurances. . . . . . . . . . . . . . . . . . . .60
SECTION 10.02      Indemnities . . . . . . . . . . . . . . . . . . . . . . .60
SECTION 10.03      No Waiver:  Remedies Cumulative . . . . . . . . . . . . .61
SECTION 10.04      Governing Law . . . . . . . . . . . . . . . . . . . . . .61
SECTION 10.05      Consent to Jurisdiction:  Waiver of Immunities. . . . . .61
SECTION 10.06      Notices . . . . . . . . . . . . . . . . . . . . . . . . .61
SECTION 10.07      Assignment. . . . . . . . . . . . . . . . . . . . . . . .61
SECTION 10.08      Capital Markets Funding . . . . . . . . . . . . . . . . .62
SECTION 10.09      Severability. . . . . . . . . . . . . . . . . . . . . . .62
SECTION 10.10      Attorney's Fees . . . . . . . . . . . . . . . . . . . . .62
SECTION 10.11      Setoff. . . . . . . . . . . . . . . . . . . . . . . . . .62
SECTION 10.12      Limitation on Third Party Beneficiaries . . . . . . . . .62
SECTION 10.13      Term of Agreement . . . . . . . . . . . . . . . . . . . .63
SECTION 10.14      Entire Agreement; Amendment . . . . . . . . . . . . . . .63
SECTION 10.15      Headings. . . . . . . . . . . . . . . . . . . . . . . . .63
SECTION 10.16      Counterparts. . . . . . . . . . . . . . . . . . . . . . .63


Exhibit A -        Lockbox Bank, Address and Account
Exhibit B -        [Reserved]
Exhibit C -        Notice of Assignment
Exhibit D -        Form of Renewal Note
Exhibit E -        Form of Notice of Incremental Purchase
Exhibit F -        Recent Dates for Lien Searches
Exhibit G -        Corporate and "Doing Business" Names of Seller
                   and Guarantor
Exhibit H -        Information Regarding Litigation, Etc.
Exhibit I -        Forms of Note and Related Documents
Exhibit J -        Credit and Collection Policy
Exhibit K -        Form of Officer's Certificate of Seller
                   (Incremental Purchase)
Exhibit L -        Form of Officer's Certificate of Guarantor
                   (Incremental Purchase)
Exhibit M -        Form of Officer's Certificate of Servicer
                   (Incremental Purchase)

                     LOAN PURCHASE AND SERVICING AGREEMENT

            This LOAN PURCHASE AND SERVICING AGREEMENT (Holdback Program) is executed as of September 28, 1995 between UNITED RESOURCES, INC., an Oregon corporation, as Seller (in such capacity, the "Seller") and as Servicer (in such capacity, the "Servicer") and NATIONAL CONSUMER COOPERATIVE BANK, a financial institution organized under the laws of the United States (the "Buyer").

            NOW, THEREFORE, for full and fair consideration, the parties hereto agree that this Loan Purchase and Servicing Agreement shall read as follows:

                                   ARTICLE I

                                  DEFINITIONS

            SECTION 1.01 Defined Terms. The following terms, as used herein, have the following meanings:

            "Affiliate" shall mean, with respect to a Person, any other Person (or group of related Persons) which (i) directly or indirectly controls, is controlled by or is under common control with, such Person, or (ii) directly or indirectly owns more than 5% of such Person's voting stock, or (iii) is a director or officer of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "Aggregate Exposure" shall mean, for any Obligor Group, an amount, without duplication, equal to the sum of (i) the aggregate Principal Balance of all Loans with respect to which any member of such Obligor Group is an Obligor or Loan Guarantor and (ii) the aggregate outstanding principal amount of all promissory notes and evidences of indebtedness which are owed or guaranteed by any member of the related Obligor Group to or for the benefit of the Buyer or which give the Buyer exposure to the credit of any member of the related Obligor Group.

            "Applicable Rate" shall mean, for each Loan, during each Interest Accrual Period, a per annum rate of 140 basis points in excess of LIBOR determined on the related LIBOR Determination Date, each calculated on the basis of actual days elapsed and a 360-day year.

            "Available Funds" shall mean Collections, Principal Prepayments, Payaheads, Net Liquidation Proceeds, Insurance Proceeds, Guaranty Payments, Repurchase Proceeds and Advances.

            "Bank Act" shall mean the National Consumer Cooperative Bank Act, 12 U.S.C. Sections 3001-3051, and any regulations and policies adopted thereunder.

            "Business Day" shall mean any day other than Saturday, Sunday and a day on which banks in Washington, D.C. are authorized to close.

            "Buyer" or "NCB" shall mean National Consumer Cooperative Bank, a financial institution organized under the laws of the United States, and its Successors and assigns.

            "Cash Interest Expense" shall mean, for any period, gross interest expense for such period determined in accordance with U.S. GAAP.

            "Closing Date" shall mean the date of each Incremental Purchase.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" shall mean all or any portion of the collateral, whether real or personal, tangible or intangible, or otherwise, pledged by any Obligor or Loan Guarantor to secure repayment of its Loan and the related Note (other than Seller's capital stock and patronage dividends).

            "Collections" shall mean any and all amounts received from or on behalf of the Obligors in respect of Loans and related Notes or Related Documents during any applicable Due Period regardless of how received and including, without limitation, receipt of Monthly Payments and payments from guarantors.

            "Consolidated Net Worth" shall mean, with respect to any Person, as of any date of determination, the consolidated balance sheet "net worth" of such Person determined in accordance with U.S. GAAP.

            "Consolidated Net Tangible Assets" shall have the meaning given in clause (j) of Article IV of the Guaranty Agreement.

            "Consolidated Tangible Net Worth" means, with respect to any Person, at any date, Consolidated Net Worth less (i) all assets which should be classified as intangible assets (such as good will, patents, trademarks, copyrights, franchises and covenants not to compete) and (ii) to the extent not already deducted from total assets, all reserves including those for deferred income taxes, depreciation, obsolescence or amortization of properties and (iii) all capital stock or other investments in any direct or indirect subsidiary other than in (x) any offshore investment subsidiary, or
(y) a subsidiary having all or substantially all of its operations in the United States.

            "Controlled Group" means, with respect to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which (1) together with such Person are treated as a single employer under Section 414(b) or 414(c) of the Code or (2) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (n) of the Code, includes such Person as a member.

            "CPLTD" shall mean, with respect to any Person, as of any date, that portion of such Person's long-term Debt (that is, Debt with a term of greater than one year) which matures and is due and payable within one year.

            "Credit and Collection Policy" means, with respect to Seller and Servicer, the credit, collection, enforcement and other policies and practices of the Seller or Servicer, as the case may be, relating to Loans, related Notes and Related Documents existing on the Initial Closing Date and as set forth in Exhibit J hereto, as the same may be modified from time to time with the consent of the Buyer, which consent will not be unreasonably withheld.

            "Cut-Off Date" shall mean the first (1st) day of the month in which each Incremental Purchase occurs.

            "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or agreements (including obligations of the parties under this Agreement or the Guaranty Agreement), (iii) all obligations of such Person to pay the deferred purchase price of property or services other than trade receivables and open accounts arising in the ordinary course, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a lien on any asset owned of such Person, whether or not such Debt is otherwise an obligation of such Person which Debt, if Non-Recourse to such Person, shall be deemed to be in an amount equal to the lesser of the principal amount of such obligations or the aggregate fair market value of such assets, and (vi) all Guaranteed Debt (including, in the case of the Guarantor, the Guarantor's obligations under the Guaranty Agreement).

            "Defaulted Loan" shall mean, as of any date, a Loan with respect to which any of the following has occurred: (a) there has occurred an Obligor Default with respect to such Loan and such Obligor Default has been continuing for a period of 10 days, or (b) the Obligor under such Loan has sought protection under the United States Bankruptcy Code or is the subject of an involuntary bankruptcy.

            "Due Date" shall mean the day of the month on which the Monthly Payment is due from the Obligor on a Loan.

            "Due Period" shall mean, with respect to any Payment Date, the calendar month preceding the month in which such Payment Date occurs.

            "EBITDA" means, for any Person, for any period, the consolidated net income (or net loss) of such Person for such period as determined in accordance with U.S. GAAP, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) Cash Interest Expense plus the amount of amortized debt discount deducted in determining Cash Interest Expense and fees, (iv) total income tax expense, and (v) extraordinary or unusual losses (and other after-tax losses on sales of assets outside of the ordinary course of business and not otherwise included in U.S. GAAP extraordinary or unusual losses), less
(b) the sum of (i) extraordinary or unusual gains (and other after tax gains on sales of assets outside of the ordinary course of business and not otherwise included in U.S. GAAP extraordinary or unusual gains) of the Person for such period and (ii) the net income (or loss) of any Person that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid to such Person.

            "Eligible Loan" shall mean a Loan as to which each applicable representation and warranty in Section 4.02 is true and accurate on the applicable Closing Date.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Existing Guaranty" shall mean the "Guaranty" provided by the Guarantor in accordance with Article VII of the Existing Loan Purchase Agreement.

            "Existing Loan Purchase Agreement" shall mean the Loan Purchase and Servicing Agreement dated as of May 13, 1994 and amended as of July 15, 1994 and as of September 28, 1995, by and among United Resources, Inc., as seller and servicer, United Grocers, Inc., as guarantor, and NCB, as buyer, as the same may be amended from time to time.

            "Funded Debt" means Debt which matures by its terms more than one year from the date it was originally incurred, or is unconditionally renewable or extendible at the option of the debtor to a date more than one year from such date, or which arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year from such date.

            "Government Approval" means an approval, permit, license, authorization, certificate or consent of any Governmental Authority.

            "Governmental Authority" means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

            "Guaranteed Debt" shall mean, as applied to any debt, for any Person (i) a guarantee by such Person (other than by endorsement for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such debt or (ii) a similar agreement, direct or indirect, contingent or otherwise, providing for the payment or performance (or payment of damages in the event of non-performance) of such Person of any part or all of such debt. The amount of any Guaranteed Debt of such Person shall be deemed to be the maximum amount of the debt guaranteed for which the guarantor could be held liable under such Guaranteed Debt.

            "Guarantor" shall mean United Grocers, Inc., an Oregon corporation, or its successors or assigns.

            "Guarantor Default" shall have the meaning set forth in
Section 5.01 of the Guaranty Agreement.

            "Guaranty" shall mean the first loss guaranty of Liquidation Losses provided by Guarantor in accordance with the Guaranty Agreement.

            "Guaranty Agreement" means the Guaranty Agreement (Holdback Program) dated as of September 28, 1995, by and between Buyer and Guarantor, as the same may be amended and supplemented from time to time.

            "Guaranty Amount" shall have the meaning given in the Guaranty Agreement.

            "Guaranty Fee" shall have the meaning given in Section 2.02 of the Guaranty Agreement.

            "Guaranty Payments" shall mean the amounts paid by Guarantor to the Buyer pursuant to the Guaranty or the Repurchase Guaranty as applicable.

            "Incremental Purchase" shall have the meaning ascribed to such term in Section 2.01A hereof.

            "Initial Closing Date" shall mean September 28, 1995.

            "Insurance Proceeds" shall mean proceeds paid by any insurer pursuant to any insurance policy covering a Loan or Collateral, including but not limited to title, hazard, life, health and/or accident insurance policies.

            "Interest Accrual Period" shall mean, with respect to each Payment Date, the period commencing on the first day of the month preceding such Payment Date and ending on the last day of the month preceding such Payment Date, except that, with respect to the first Payment Date, the initial Interest Accrual Period shall commence on the Initial Closing Date.

            "LIBOR" shall mean, for any Interest Accrual Period, the reserve-adjusted London interbank rate for one-month EuroDollar deposits determined by the Buyer for each Interest Accrual Period in accordance with the provisions of Section 5.09.

            "LIBOR Determination Date" shall mean the second Business Day prior to the commencement of each Interest Accrual Period.

            "Liquidated Loan" shall mean any Defaulted Loan as to which the Servicer has determined that all amounts which it reasonably and in good faith expects to recover have been recovered from or on account of such Loan; provided, however, that a Defaulted Loan which has not been determined to have become a Liquidated Loan within six months after becoming a Defaulted Loan shall be deemed a Liquidated Loan on the sixth month anniversary date of such Loan becoming a Defaulted Loan. A Loan deemed a Liquidated Loan shall be due and payable on the date on which such Loan so deemed.

            "Liquidation Losses" shall mean, with respect to any Liquidated Loan, on any date of determination, the amount by which (A) the sum of (i) the Principal Balance of such Loan, (ii) accrued and unpaid interest thereon at the Applicable Rate and (iii) unreimbursed reasonable fees and expenses incurred by NCB or the Servicer in servicing the liquidation of Defaulted Loan, exceeds (B) the Net Liquidation Proceeds and Insurance Proceeds thereon, if any.

            "Liquidation Proceeds" shall mean, cash, other than Insurance Proceeds, and any other amounts received in connection with the liquidation of Defaulted Loans and related Collateral, whether through trustee's sale, foreclosure sale or otherwise.

            "Loan" shall mean each loan originated by Seller in the ordinary course of its business and sold and transferred (in its entirety or through a participation interest therein) to the Buyer pursuant to this Agreement, together with the rights and obligations of a holder thereof, payments thereon and proceeds therefrom, the Loans subject to this Agreement being identified on the Loan Schedules. "Loan" shall also include any Renewal Loan accepted by the Buyer under this Agreement.

            "Loan File" means the documents pertaining to a Loan, including the related Note and Related Documents delivered to the Buyer or its agent in accordance with Section 2.01 of this Agreement in connection with the sale of the Loan by Seller and the Renewal Note and Related Documents delivered to the Buyer pursuant to Section 2.02 of this Agreement.

            "Loan Guarantor" shall mean any Person who (i) guarantees an Obligor's payment and/or other obligations under any Loan, (ii) co-signs, or is a co-maker on, the related Note, or (iii) otherwise supports, either in a primary or secondary position, an Obligor's obligations with respect to a Loan, the related Note or other Related Documents.

            "Loan Interest Rate" shall mean, with respect to any date of determination, the then applicable annual rate of interest borne by a Loan, pursuant to its terms, which, as of the applicable Closing Date, is shown on the Loan Schedule.

            "Loan Schedule" shall mean, the schedule of Loans delivered to the Buyer at the time of each Incremental Purchase, such schedule identifying each Loan to be purchased in such Incremental Purchase by the name and address of the Obligor (and, if different from such address, the location of the grocery store to which such Loan relates) and the following information with respect to each such Loan: (i) the Principal Balance as of the close of business on the applicable Closing Date, (ii) if a participation interest in such Loan is being purchased hereunder, the percentage participation interest being purchased, (iii) the account number on Seller's records, (iv) the original principal amount of the Loan, (v) the date the Loan was made and original number of months to maturity and the remaining number of months to maturity as of the applicable Cut-Off Date, (vi) the Loan Interest Rate as of the applicable Cut-Off Date and whether fixed or variable, (vii) when the first Monthly Payment was due, (viii) the Monthly Payment as of the applicable Cut-Off Date, (ix) the remaining number of months in the amortization period as of the applicable Cut-Off Date, (x) if the Loan has a variable Loan Interest Rate, the margin which is added to the Prime Rate or LIBOR, as applicable, to determine the Loan Interest Rate, and the maximum and minimum Loan Interest Rates, if applicable, the Loan Interest Rate adjustment frequency and the Loan payment adjustment frequency, (xi) amortization method and period, (xii) the Aggregate Exposure which relates to such Loan, (xiii) whether such Loan has Renewal Loan provisions, and (xiv) whether such Loan is secured by real estate Collateral.

            "Lockbox Account" shall mean a demand deposit account identified on Exhibit A to this Agreement maintained with a Permitted Lockbox Bank pursuant to the Lockbox Agreement for the purpose of depositing payments made by the Obligors or such other account as the Servicer and the Buyer may agree upon from time to time.

            "Lockbox Agreement" shall mean the agreement relating to lockbox services in connection with a Permitted Lockbox and related Lockbox Account, which have been executed and delivered by the Buyer and Servicer to a Permitted Lockbox Bank.

            "MAI" shall mean Member of the American Institute of Real Estate Appraisers.

            "Minimum Documentation" means, with respect to a Loan secured by real estate Collateral, (i) a certification of Seller as to the assessed value of the related mortgaged property (which certification shall be based on a tax assessment dated no later than 9 months before the Closing Date on which such Loan first purchased by the Buyer), (ii) a completed environmental questionnaire in the form prescribed by the Seller and acceptable to Buyer, and (iii) copies of any title search or report prepared by an attorney or title company relating to the mortgaged property.

            "Maximum Purchase Amount" shall mean $14,000,000, unless otherwise increased or reduced by the parties hereto.

            "Monthly Interest Amount" shall have the meaning given in
Section 5.08.

            "Monthly Payment" shall mean the monthly payment of principal and/or interest required to be made by an Obligor on the related Loan pursuant to the terms of the related Note.

            "Multiemployer Plan" shall mean, for any Person, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any member of a Controlled Group on behalf of its employees and which is covered by Title V of ERISA.

            "Net Liquidation Proceeds" shall mean Liquidation Proceeds net of
(i) any reimbursements to the Servicer made therefrom pursuant to Section 5.10 and (ii) amounts required to be released to the related Obligor pursuant to applicable law.

            "Non-Recourse Debt" means Debt or that portion of Debt of any Person or a Subsidiary of such Person as to which (a) the holders of such Debt agree that they will look solely to the property securing such Debt for payment on or in respect of such Debt and (b) no default with respect to such Debt would permit (after notice or passage of time or both) according to the terms thereof, any holder of any Debt for money borrowed by such Person or a Subsidiary of such Person to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to stated maturity.

            "Note" shall mean any promissory note evidencing the indebtedness of an Obligor under a Loan, and shall include a Renewal Note accepted by the Buyer under this Agreement.

            "Notice of Assignment" shall mean a Notice of Assignment executed by Seller in substantially the form of the annexed Exhibit C.

            "Obligor" shall mean the Person or Persons primarily obligated to repay the Loan and the indebtedness evidenced by the related Note including, without limitation, all Persons executing such Note (regardless of whether they have also executed all subsequent extension agreements relating to such
Note).

            "Obligor Default" shall mean (a) the failure by a Obligor to pay when due (whether a Monthly Payment, at maturity, upon required prepayment, acceleration, demand or otherwise) the Loan and the indebtedness evidenced by related Note or any Related Document, or any interest or premium thereon which failure continues after the applicable grace period, if any, specified in such Note or Related Document relating to such Loan; or (b) the failure by an Obligor to perform any term or covenant on its part to be performed under any Loan, related Note or Related Document which failure continues after the applicable grace period, if any, specified in the Note or Related Document, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of the indebtedness evidenced by such Note or Related Document; or (c) the occurrence of an event or condition whereby the indebtedness related to the Loan of any Obligor shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof.

            "Obligor Group" shall include an Obligor and any of its Affiliates and Subsidiaries.

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Payaheads" shall mean, with respect to a Due Period, any amounts received on a Loan in excess of the Monthly Payment due on the Due Date relating to such Due Period which does not constitute either a Principal Prepayment or payment with respect to an overdue amount. Payaheads are payments of principal for purposes of this Agreement.

            "Payment Date" shall mean the twentieth (20th) day of each calendar month unless such day is not a Business Day, in which event, "Payment Date" shall mean the next succeeding Business Day. The initial Payment Date shall occur on the twentieth (20th) day of the month following the Initial Closing Date.

            "Pension Plan" means an "employee pension benefit plan" (as such term is defined in ERISA) from time to time maintained by the Seller or a member of the Controlled Group.

            "Periodic Payment" shall have the meaning given in Section 5.08.

            "Permitted Lockbox" shall mean a post office box or other mailing location identified on Exhibit A to this Agreement maintained by a Permitted Lockbox Bank pursuant to the Lockbox Agreement for the purpose of receiving payments made by the Obligors for subsequent deposit into a related Lockbox Account, or such other post office box or mailing location as the Buyer and the Servicer may agree upon from time to time.

            "Permitted Lockbox Bank" shall mean a bank identified on Exhibit A to this Agreement or such other bank as the Servicer and the Buyer may agree upon from time to time.

            "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

             "Plan" shall mean, for any Person, at any time, an employee pension benefit plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by such Person or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (ii) maintained pursuant to collective bargaining agreement or other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

            "Primary Collateral" shall mean that portion of the Collateral in which Seller had, prior to the sale and assignment hereunder, first priority perfected security interests; provided that real estate Collateral shall not be considered Primary Collateral unless the related Loan has Minimum Documentation.

            "Prime Rate" shall mean the "Prime Rate" from time to time published in the "Money Rates" section of the Wall Street Journal; provided, however, that if such rate is not published in the Wall Street Journal, the Prime Rate shall be a substantially comparable index selected by the Seller and approved by the Buyer.

            "Principal Balance" shall mean, with respect to any Loan, at any date of determination, (i) the principal balance of the Loan (or if a participation interest in such Loan is being purchased hereunder, the product of (a) the percentage applicable participation interest specified with respect to such Loan in the applicable Loan Schedule times (b) the principal balance of the Loan) outstanding as of the applicable Cut-Off Date, after application of the principal payments received on or before such date, minus (ii) the sum of (a) the principal portion of the Monthly Payments received during each Due Period ending prior to the most recent Payment Date, which were distributed pursuant to Section 5.03 on any previous Payment Date, and (b) all Principal Prepayments, Payaheads, Insurance Proceeds, Net Liquidation Proceeds, Guaranty Payments, payments under the Existing Guaranty and Repurchase Proceeds to the extent applied by the Servicer as recoveries of principal in accordance with the provisions hereof, which were distributed pursuant to Section 5.03 on any previous Payment Date.

            "Principal Prepayment" shall mean any payment or other recovery of principal on a Loan equal to the Principal Balance thereof, received in advance of the final scheduled Due Date which is intended to satisfy a Loan in full. Principal Prepayment shall also include, with respect to a Loan that has provisions for renewal, all or any portion of the Principal Balance of the related Note that is greater than the Renewal Balance, if any.

            "Prior Note" shall have the meaning given in the definition of "Renewal Note".

            "Property" shall mean the Loans, the related Notes, Related Documents, Collateral pledged to secure the Loans, and other rights, title and interest of the Seller conveyed and sold pursuant to Section 2.01(a) or conveyed and accepted by Buyer pursuant to Section 3.02 hereof.

            "Purchase Price" shall have the meaning given in Section 3.01.

            "Rating Agency" shall mean Standard & Poor's, Moody's Investors Service, Inc., or any Successor of either, or any other nationally-recognized rating agency.

            "Related Documents" shall mean with respect to each Loan and related Note, a loan agreement, a security agreement, a mortgage, an assignment of lease and all other documents, instruments or assignments (including amendments or modifications thereof) executed by the Obligor or other Person on obligor's behalf in respect of such Loan and related Note, including, without limitation, general or limited guaranties.

            "Renewal Balance" shall mean for each Renewal Note, the Principal Balance evidenced thereby on its Renewal Date.

            "Renewal Date" shall have the meaning given in the definition of "Renewal Note."

            "Renewal Loan" shall mean a loan evidenced by a Renewal Note.

            "Renewal Note" shall mean a Note accepted by Buyer (i) which is substantially in the form of the annexed Exhibit D (ii) which is executed by all of the Obligors and Loan Guarantors of a note related to a Loan previously sold to Buyer ("Prior Note") which Prior Note was to be paid in full on the date the Renewal Note first becomes effective ("Renewal Date"); (iii) which evidences an obligation to repay a principal amount equal to or less than the principal amount required to be paid by the Obligor under the Prior Note on the Renewal Date; (iv) which provides for monthly principal payments in amounts not less than the monthly principal payments required pursuant to the terms of the Prior Note; (v) which provides that on and after the first Renewal Date after the purchase by the Buyer hereunder, the related Loan will fully amortize over the remaining term to maturity; and (vi) which remains subject to and secured by all of the Related Documents applicable to the Prior Note (as the same may be amended and restated by the terms of the Renewal
Note).

            "Repurchase Amount" shall mean the amount set forth as such in
Section 2.01(e).

            "Repurchase Guaranty" shall mean the guaranty of Seller's repurchase obligation provided by the Guarantor pursuant to the Guaranty Agreement.

            "Repurchased Loans" shall mean all Loans purchased by or on behalf of the Seller, whether through a payment of Repurchase Proceeds by the Seller pursuant to Sections 2.01(e), 2.02(c), 3.02, 4.05, 7.03 and 9.02, or through a payment by the Guarantor on its Repurchase Guaranty pursuant to the Guaranty Agreement.

            "Repurchase Proceeds" shall mean the amounts received from Seller with respect to a Repurchased Loan.

            "Responsible Officer" shall mean when used with respect to the Buyer, Servicer, Guarantor or Seller, the chairman of the Board of Directors, any vice chairman of the Board of Directors, the chairman of the executive committee, any vice chairman of the executive committee, the president, any vice president (whether or not designated by numbers or words added before or after the title "vice president"), the secretary, the treasurer, any assistant treasurer, or any other officer or assistant officer of the Buyer, the Servicer, Guarantor or Seller customarily performing functions similar to those performed by the Persons who at the time shall be such officers, respectively.

            "Seller" shall mean United Resources, Inc., an Oregon corporation, and its Successors and assigns.

            "Servicer" means United Resources, Inc., an Oregon Corporation, or its Successors or assigns.

            "Servicer Default" shall mean any act or occurrence described as a Servicer Default under Section 8.01 hereof.

            "Servicing Fee" shall have the meaning given in Section 5.10 hereof.

            "Servicing Officer" shall mean any officer of the Servicer, or any agent of the Servicer involved in, or responsible for, the administration or servicing of the Loan whose name appears on a list of servicing officers furnished to the Buyer by the Servicer in a certificate pursuant to
Section 2.01(d), as such list may be from time to time amended.

            "Subordinated Debt" means, with respect to any Person, Debt of such Person which by its terms provides that no payments or distributions may be made thereon or in respect thereto at any time when a default has occurred and is continuing under any document providing for repayment of Debt of such Person for borrowed money (other than such Subordinated Debt) or for the payment by such Person of the purchase price of tangible property.

            "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

            "Successor" means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

            "Successor Servicer" shall have the meaning specified in
Section 8.01 of this Agreement.

            "Termination Date" shall mean the first date on which (i) all Loans shall have been paid in full or, (ii) all Loans shall have been repurchased by or on behalf of Seller pursuant to Section 2.01(e), 2.02(c), 3.02, 4.05, 7.02, 7.03 or 9.02 hereof or pursuant to the Guaranty Agreement.

            "Termination Event" shall have the meaning given in Section 9.01.

            "Unfunded Vested Liability" shall mean, with respect to any Person and any Plan, at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent evaluation date for such Plan, but only to the extent that such excess represents a potential liability of such Person or any member of the Controlled Group to the PBGC of the Plan under Title IV of ERISA.

            "U.S. GAAP" has the meaning specified in Section 1.03.

            SECTION 1.02 General Principles Applicable to Definitions. Definitions given in Section 1.01 shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to "he" or "it" shall be applicable to Persons whether masculine, feminine or neuter. References herein to any document including, without limitation, this Agreement, a Loan, a Note and a Related Document shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended.

            SECTION 1.03 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles ("U.S. GAAP") consistently applied.


                              [End of Article I]

                                  ARTICLE II

                                THE COMMITMENT

            SECTION 2.01 Agreement to Purchase and Sell Loans. (a) At the time of each Incremental Purchase pursuant to Section 2.01A hereof, Seller does hereby assign, sell, set-over, transfer and otherwise convey to the Buyer, without recourse (but subject to Seller's covenants, representations, warranties and indemnities specifically provided herein), all of Seller's right, title and interest in, to and under (i) each Loan purchased on the date of such Incremental Purchase and any and all moneys of whatsoever nature payable pursuant to each such Loan after the applicable Cut-Off Date, including payments on the related Note, all Insurance Proceeds, any Net Liquidation Proceeds, other Collections, and any other amounts payable in connection with the termination of such Loan, (ii) all rights, powers, and remedies of Seller under or in connection with each such Loan, whether arising under the terms of such Loan, by statute, at law or in equity, or otherwise arising out of any default by the Obligor under such Loan, including all rights to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, approval or waiver thereunder, (iii) all security interests and lien rights of Seller in each item of Collateral pledged to secure any such Loan, all additions, alterations, accessions or modifications thereto or replacement of any part thereof, and all intangibles and other rights associated with the Collateral,
(iv) all rights of Seller under each Related Document, in each case as the same may be modified, amended, supplemented or restated from time to time, (v) all documents of title, books and records concerning the foregoing property (including all computer programs, tapes, disks and related items containing any such information), and (vi) all proceeds, products, rents or profits of the foregoing of any nature whatsoever, including all Insurance Proceeds and Net Liquidation Proceeds (with each Renewal Loan, related Renewal Note and Related Documents conveyed by Seller and accepted by Buyer pursuant to
Section 3.02 hereof, collectively, the "Property"). The foregoing transfer, sale, assignment and conveyance does not constitute and is not intended to result in the creation, or an assumption by the Buyer, of any obligation of Seller or any other Person in connection with any Loan, the related Note, Related Documents or Collateral or under any agreement or instrument relating thereto, including any obligation to any Obligor.

            (b) In connection with each transfer, sale and assignment of Loans, the Buyer hereby directs Seller to deliver to the Buyer as of the date of each Incremental Purchase the Loan Files with respect to the Loans transferred and sold on the date of each such Incremental Purchase, which shall include, but not be limited to, the following:

                  (i)   the original Notes, endorsed by Seller as follows:
"Pay to the order of National Consumer Cooperative Bank, without recourse" and signed by a Responsible Officer of Seller, with all prior and intervening endorsements showing a complete chain of endorsement from the originator to Seller, if Seller was not the originator, together with all originals or copies of Renewal Notes in Seller's possession;

                  (ii) executed original counterparts of the Related Documents, together with executed originals of all modifications or amendments thereof;

                  (iii) irrevocable power of attorney of Seller to the Buyer to execute, deliver, file, record or otherwise deal with the Collateral for the Loans in accordance with this Agreement. The power of attorney will be delegated by the Buyer to the Servicer and will permit the Buyer (or Servicer on its behalf) to prepare, execute and file of record UCC financing statements and other notices;

                  (iv) documents evidencing or related to any insurance policies;

                  (v) With respect to Loans secured by mortgages on real property, Buyer shall have received (A) either: (i) the original mortgage, with evidence of recording thereon, (ii) a copy of the mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording until such time as the original is returned by the public recording officer or duly licensed title or escrow officer or (iii) a copy of the mortgage certified by the public recording office in those instances where the original recorded mortgage has been lost; (B) either: (i) the original assignment of mortgage from Seller endorsed as follows:
"National Consumer Cooperative Bank," with evidence of recording thereon (provided, however, that where permitted under the laws of the jurisdiction wherein the mortgaged property is located, the assignment of mortgage may be effected by one or more blanket assignments for Loans secured by mortgaged properties located in the same county), or (ii) a copy of such assignment of mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording (provided, however, that where the original assignment or mortgage is not being delivered to the Buyer, each such Responsible Officer may complete one or more blanket certificates attaching copies of one or more assignments of mortgage relating to the mortgages originated by Seller); and (C) either: (i) originals of all intervening assignments, if any, showing a complete chain of title from the originator to Seller, including warehousing assignments, with evidence of recording thereon if such assignments were recorded, (ii) copies of any assignments certified as true copies by a Responsible Officer of Seller where the originals have been submitted for recording until such time as the originals are returned by the public recording officer, or (iii) copies of any assignments certified by the public recording office in any instances where the original recorded assignments have been lost; and (D) all available documentation relating to appraisals and environmental surveys;

                  (vi) copies of all UCC-1 financing statements (or UCC-3 amendments to financing statements) identifying each Loan, related Collateral and Related Documents and naming the Buyer as secured party and Seller as debtor, to be filed in Oregon, Washington and California.

            (c) In addition, concurrently with or prior to each Incremental Purchase, Seller agrees to cause any UCC-1 financing statements, UCC-3 assignments or other instruments necessary to perfect the ownership or security interests granted and assigned by Seller to the Buyer in the Loans and other Property transferred and sold on the date of each such Incremental Purchase (other than UCC-1 financing statements naming the Obligors under the Loans as debtors) to be filed or recorded in all such appropriate places as are required to protect the Buyer's interest in such Loans and such other Property, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Buyer. Seller and Buyer agree that with respect to each Loan, Related Document and item of Primary Collateral, Seller will make all filings and take all such other actions necessary to perfect Buyer's first priority security interest therein, and, with respect to each item of Collateral which is not Primary Collateral, Seller will make all filings and take all such other actions necessary to perfect Buyer's security interest therein to the same level of priority enjoyed by the Seller at the time of the Incremental Purchase of the related Loan.

            (d) It is the intention of the parties to this Agreement that each conveyance of Seller's right, title and interest in and to the Property pursuant to this Agreement shall constitute a purchase and sale and not a loan. If, notwithstanding the foregoing, the conveyance of the Property to the Buyer hereunder is characterized by any third party as a pledge, the parties intend that Seller shall be deemed hereunder to have granted to the Buyer a first priority perfected security interest in all of Seller's right, title and interest in, to and under the Loans, the Notes, the related Collateral and Related Documents, and all monies due or to become due with respect thereto after the applicable Cut-Off Date, and that this Agreement shall constitute a security agreement under applicable law.

            (e) If the Buyer determines that any documents or documents constituting a part of a Loan File are missing or defective (that is, mutilated, damaged, defaced, incomplete, improperly dated, clearly forged or otherwise physically altered) with respect to any Loan in any respect which materially and adversely affects the interests of the Buyer, then the Buyer shall promptly notify Seller, whereupon Seller shall have a period of 30 days, within which to correct or cure any such defect. If any such material defect has not been corrected or cured in all material respects as described below, notwithstanding any other provision of this Agreement, Seller will repurchase the related Loan from the Buyer at a price equal to the sum (without duplication) of (i) the difference between (A) the Purchase Price then paid for such Loan and (B) the aggregate of the principal portion of the Monthly Payments then received and retained by Buyer (after taking into account any payment of principal made by the related Obligor on such day), (ii) an amount equal to the interest accrued at the applicable Loan Interest Rate on such Repurchased Loan through the last day of the Due Period during which such repurchase occurs, to the extent such amount was not previously received during such Due Period from the Obligor as a Monthly Payment (the "Repurchase Amount"). The Repurchase Amount shall be paid by Seller to the Buyer in immediately available funds by the last day of the Due Period during which such repurchase obligation arises and, upon receipt by the Buyer of such deposit, the Buyer shall release or cause to be released to Seller the related Loan Files and shall execute and deliver or cause to be executed and delivered such instruments of transfer or assignment of such Loan, the security interest in the related Property, in each case without recourse, representation or warranty, as Seller shall reasonably request (as shall be prepared by and at the expense of Seller). It is understood and agreed that the obligation of Seller to repurchase any Loan as to which a material defect in a constituent document exists and to make the related payments as described in this
Section 2.01(e) shall, together with the indemnification rights contained in
Section 10.02 and the right of Buyer to be reimbursed for reasonable fees and expenses incurred in effecting this repurchase, constitute the sole remedies against Seller with respect to such defective Loan available to the Buyer.

            SECTION 2.01A Incremental Purchase. (a) Subject to the terms and conditions hereof, including Sections 3.04 and 3.05 hereof, the Seller may at any time prior to December 31, 1995 (or such later date as is approved by Buyer) sell to the Buyer and the Buyer shall purchase from the Seller certain identified Loans and Property related thereto (each, an "Incremental Purchase"); provided, however, that no Incremental Purchase shall be for a principal amount of less than $2,000,000 (other than the final Incremental Purchase which may be in such lesser amount as agreed to by Buyer or such other lesser amount as is approved by Buyer) and provided further, that the Buyer shall not be obligated to make an Incremental Purchase (or any portion thereof) to the extent such Purchase (or any portion thereof), together with all previous Incremental Purchases, would exceed the Maximum Purchase Amount.

            (b) The Seller shall provide the Buyer with written notice of its intention to request an Incremental Purchase in the form of Exhibit E hereto no later than ten (10) Business Days before each Incremental Purchase and shall provide the Buyer with at least five (5) Business Days to review the Loan Files relating to each Incremental Purchase. Upon satisfaction of all terms and conditions contained herein, Buyer shall pay to the Seller the Purchase Price of each Incremental Purchase on the applicable Closing Date.

            SECTION 2.02 Agreement to Accept Renewal Notes. (a) Subject to the terms and conditions of this Agreement, including delivery of the Renewal Notes and satisfaction of the other delivery and filing requirements set forth in Section 2.01 hereof no later than five (5) Business Days before the applicable Renewal Date, and upon at least 30 days' written notice from Seller, the Buyer agrees to accept on any Renewal Date such Renewal Loans as Seller shall have caused Obligors of the related Prior Notes to execute and deliver.

            (b) The parties to this Agreement intend that the conveyance of each Renewal Loan and related Property by Seller and acceptance thereof by Buyer shall constitute a purchase and sale and not a loan.

            (c) If any document or documents constituting part of a Loan File relating to a Renewal Loan are missing or defective as described in section 2.01(e) hereof, the Buyer shall have the same rights against Seller as provided in such Section 2.01(e).


                              [End of Article II]

                                  ARTICLE III

                   CLOSING PROCEDURE; CONDITIONS TO PURCHASE

            SECTION 3.01 Payment. The "Purchase Price" for each Loan shall be paid as follows: (i) the Buyer shall pay to the Seller on the applicable Closing Date, 75% of the Principal Balance of such Loan and (ii) on each Payment Date following such Closing Date, the Buyer shall pay to the Seller 25% of the sum of (a) the principal portion of the Monthly Payment actually received from or on behalf of the related Obligor during the related Due Period, (b) any Principal Prepayment and Payahead actually received during the related Due Period and (c) Insurance Proceeds, Net Liquidation Proceeds, Guaranty Payment with respect to the related Due Period, but only to the extent the Buyer has received an amount equal to the total Purchase Price paid on such Loan on or before such Payment Date together with interest accrued thereon at the Applicable Rate to such Payment Date; provided, however, that the Buyer shall not be obligated to pay any Purchase Price on the Closing Date if the applicable conditions specified in Section 3.04 hereof have not been satisfied and shall not be obligated to make any further payments to the Purchase Price on and after (1) the occurrence of a Termination Event, a Servicer Default or a Guarantor Default or an event which with the passage of time would become a Termination Event, Servicer Default or Guarantor Default or (2) the date on which the Guaranty Amount has been reduced to zero. Notwithstanding the foregoing, the Buyer shall make further payments to the Purchase Price of Loans on and after the occurrence of any of the events specified in the preceding sentence at such time as the aggregate unpaid Purchase Price of the Loans exceeds the aggregate Principal Balance of the Loans (including Liquidated Loans as to which there remain unpaid Liquidation Losses). Such further payments to the Purchase Price shall be made to the extent of such excess on the Monthly Payment Dates from the amounts described in clause (ii) of the first sentence of this Section 3.01.

            SECTION 3.02 Acceptance - Renewal Loans. For each Loan with provisions for renewal on a Renewal Date, no later than thirty (30) days before the Renewal Date for such Loan, Seller shall provide Buyer with a notice that (i) identifies the Loan and related Note by original dated date, face amount, Loan Interest Rate, and name of Obligor, (ii) identifies the Renewal Date of such Loan, and (iii) states whether all or any part of the Principal Balance of such Loan will be renewed on the Renewal Date, and if the Loan is to be renewed, the anticipated Renewal Balance. No later than five
(5) Business Days before the Renewal Date for any Loan to be renewed, the Seller shall deliver to the Buyer the Renewal Note and other documents required by Section 2.01 hereof. On the applicable Renewal Date for any Loan which is to be renewed, Buyer shall, subject to satisfaction of the delivery requirements of Section 2.02 and the conditions set out in Section 3.04, accept a Renewal Note from Seller (in lieu of receiving the Renewal Balance) as payment in full of a portion of the Outstanding Balance of the Prior Note equal to the Renewal Balance. In the event that Seller has caused a Renewal Note to be executed but the conditions precedent to acceptance thereof set out in Section 3.04 have not been satisfied or waived by the Renewal Date, Seller shall on such Renewal Date repurchase such Renewal Loan on the same terms as stated in Section 2.01(e).

            SECTION 3.03 Effective Date. Each sale made pursuant to Sections 2.01 and 2.01A shall be effective, and all right, title and interest in the Loans and the related Property so sold shall pass to the Buyer at such time as Buyer shall pay the Purchase Price in respect thereof.

            SECTION 3.04 Buyer's Conditions Precedent to Acceptance. The obligation of Buyer to pay the applicable portion of the Purchase Price on each Closing Date and to accept the Renewal Loans and Notes on any applicable Renewal Date is subject to the fulfillment on such Closing Date or Renewal Date, as the case may be, of each of the following conditions (relating only to the Loans purchased or renewed on each such Date):

            (a) Buyer shall have received the original Notes or Renewal Notes, as the case may be, and such Notes shall have been duly endorsed by Seller without recourse or warranty except as provided herein, and of the Related Documents;

            (b) Buyer shall have received the original executed counterpart of the loan agreement, security agreement and other Related Documents with respect to each Loan (or, to the extent more than one original counterpart exists, all original executed counterparts of such agreements and Related Documents that are in the possession of the Seller or any of its Affiliates), and each such Document shall be in a form reasonably satisfactory to Buyer;

            (c) The Buyer shall have received a duly executed Notice of Assignment in the form annexed hereto as Exhibit C addressed to each Obligor of a Note related to a Loan;

            (d) With respect to Loans secured by mortgages on real property, Buyer shall have received (A) either: (i) the original mortgage, with evidence of recording thereon, (ii) a copy of the mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording until such time as the original is returned by the public recording officer or duly licensed title or escrow officer or (iii) a copy of the mortgage certified by the public recording office in those instances where the original recorded mortgage has been lost; (B) either: (i) the original assignment of mortgage from Seller endorsed as follows:
"National Consumer Cooperative Bank," with evidence of recording thereon (provided, however, that where permitted under the laws of the jurisdiction wherein the mortgaged property is located, the assignment of mortgage may be effected by one or more blanket assignments for Loans secured by mortgaged properties located in the same county), or (ii) a copy of such assignment of mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording (provided, however, that where the original assignment or mortgage is not being delivered to the Buyer, each such Responsible Officer may complete one or more blanket certificates attaching copies of one or more assignments of mortgage relating to the mortgages originated by Seller); and (C) either: (i) originals of all intervening assignments, if any, showing a complete chain of title from the originator to Seller, including warehousing assignments, with evidence of recording thereon if such assignments were recorded, (ii) copies of any assignments certified as true copies by a Responsible Officer of Seller where the originals have been submitted for recording until such time as the originals are returned by the public recording officer, or (iii) copies of any assignments certified by the public recording office in any instances where the original recorded assignments have been lost; and (D) all available documentation relating to appraisals and environmental surveys;

            (e) Seller has, or on the applicable Closing Date will have, (1) a first priority perfected security interest in each item of Primary Collateral, free from any lien, security interest, encumbrance or other right, title or interest of any Person, and (2) a perfected security interest in each other item of Collateral, subject to the prior liens, security interests and encumbrances existing on, and identified to and approved by the Buyer on the applicable Closing Date. Seller shall, on the applicable Closing Date, transfer its security interest in the Primary Collateral and such other Collateral as is governed by the Uniform Commercial Code or required by the Buyer, Collateral subject to the rights of the holder of title in and to such Collateral and of the Obligors in such Collateral under the Loans, related Notes and Related Documents (and in the case of Collateral which is not Primary Collateral, holders of prior liens), and the Seller, as agent for the Buyer, shall defend Buyer's security interest in and to the Collateral related to any Loan against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to that of obligors or Buyer;

            (f) On each applicable Closing Date, at least 80% (determined on the basis of aggregate Principal Balance) of the Loans purchased on such Closing Date must be secured by Collateral which is (i) inventory and or furniture, fixtures and equipment and (ii) Primary Collateral;

            (g) On each applicable Closing Date, at least 80% (determined on the basis of aggregate Principal Balance) of the Loans purchased on such Closing Date must have a twenty-one month payment history and such history must have been provided to the Buyer in a form acceptable to the Buyer;

            (h) The Buyer shall have received an amendment to the Uniform Commercial Code financing statement filed pursuant to Section 3.05(a), such amendment on Form UCC-3 and amending the schedule of Loans to include the Loans purchased on the applicable Closing Date;

            (i) The Buyer shall have received Uniform Commercial Code financing statements on Form UCC-3 executed by Seller as "Assignor" evidencing the assignment to the Buyer by Seller of all security interests in personal property, arising in favor of Seller under the Related Documents, on the Collateral relating to the Loans (other than security interests in Seller's capital stock and patronage dividends) in form and content sufficient for filing with the applicable location for central filing in the state where the related form UCC-1 is filed;

            (j) The Buyer shall have received Assignments of Deeds of Trust executed by Seller as "Assignor" evidencing the assignment to Buyer by Seller of all security interests in real property arising in favor of Seller under the Related Documents in form and content sufficient for filing in the real property recording districts in which such real property is located;

            (k) The Buyer shall have received evidence reasonably satisfactory to Buyer that the security interests arising in favor of Seller under the Related Documents and the Collateral therein described (other than Seller's capital stock and patronage dividends) have been duly perfected by the filing of all such Uniform Commercial Code financing statements and the taking of all such other or additional acts as may be necessary to create a valid and perfected lien enforceable against all third parties in all jurisdictions to secure each Obligor's respective obligations to the Seller under the Loans, related Notes and Related Documents and evidence reasonably satisfactory to Buyer, which shall consist of the filing of amendments to financing statements in appropriate jurisdictions necessary to evidence United Grocers, Inc.'s and any other person's subordinate security interests in the Loans, related Collateral and Related Documents, lien searches of "recent" date and "sufficient" detail (as "recent" and "sufficient" are defined for each purchased Loan in Exhibit F hereof) in appropriate jurisdictions and, in the case of real estate Collateral, title policies and lien and title searches by attorneys of title companies, that such lien is a perfected lien of first priority in respect of the Primary Collateral and enforceable, in the case of all other Collateral, against third parties whose interests are subordinate to the interest of the Seller sold and assigned to Buyer hereunder;

            (l) The Buyer shall have received evidence reasonably satisfactory to Buyer that the security interests arising in its favor under this Agreement in the Loans, related Notes, related Collateral (other than Collateral which is not governed by the Uniform Commercial Code of the applicable jurisdictions, unless Buyer, in its sole discretion, requires otherwise), the Related Documents and the proceeds thereof has been duly perfected by the filing of all such Uniform Commercial Code financing statements and the taking of all such other or additional acts as may be necessary to create a valid and perfected lien of first priority enforceable against all third parties (other than (i) prior lien holders in the case of Collateral which is not Primary Collateral and (ii) is Collateral which is not governed by the Uniform Commercial Code) in all jurisdictions to secure all of Seller's obligations to Buyer;

            (m) No Termination Event, and no event which with the giving of notice or passage of time or both would constitute a Termination Event shall have occurred and be continuing, and a Responsible Officer of Seller shall have so certified to Buyer in writing;

            (n)   Each representation and warranty of the Seller set forth in
Section 4.01, 4.02 or 4.03 shall be true and correct in all material respects, and a duly Responsible Officer of Seller shall have so certified to Buyer in writing in substantially the form of Exhibit K hereto;

            (o)   Each representation and warranty of Guarantor set forth in
Article 3.01 of the Guaranty Agreement hereof shall be true and correct in all material respects, and a duly Responsible Officer of Guarantor shall have so certified to Buyer in writing in substantially the form of Exhibit L hereto;

            (p)   Each representation and warranty of Servicer set forth in
Section 5.13 shall be true and correct in all material respects, and a duly Responsible Officer of Servicer shall have so certified to Buyer in writing in substantially the form of Exhibit M hereto;

            (q) Buyer shall have received the Loan Schedule relating to the Loans purchased on the applicable Closing Date required by this Agreement and it shall be in a form reasonably acceptable to Buyer;

            (r) Seller shall have paid all fees and expenses, including the Buyer's out-of-pocket expenses and the fees of Buyer's counsel, incurred in selling the Loans pursuant to this Agreement;

            (s) Buyer shall have received an opinion of counsel for Seller dated the applicable Closing Date in a form reasonably acceptable to Buyer;

            (t)   The Guaranty Amount shall not have been reduced to zero.

            SECTION 3.05 Additional Delivery Requirements for Initial Closing Date. The obligation of the Buyer to perform any of its obligations under this Agreement shall be further subject to satisfaction of each of the following delivery requirements on the Initial Closing Date (or on the date specified below) to the reasonable satisfaction of Buyer:

            (a) The Buyer shall have received a Uniform Commercial Code financing statement on Form UCC-1 naming Buyer as "Secured Party" and executed by Seller as "Debtor" covering the Loans sold on the Initial Closing Date, related Notes, related Collateral, the Related Documents and the proceeds thereof, in form and content sufficient for filing in the appropriate offices in the States of Oregon, Washington and California;

            (b) Buyer shall have received an opinion of counsel for Seller dated such date and in a form reasonably acceptable to Buyer;

            (c) Buyer shall have received an opinion of counsel for Servicer dated such date and in a form reasonably acceptable to Buyer;

            (d) Buyer shall have received an opinion of Counsel for Guarantor dated such date and in a form reasonably acceptable to Buyer;

            (e) Buyer shall have received in form and substance reasonably satisfactory to it a certified copy of a resolution adopted by the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement and the Assignments and the endorsement and sale of the Notes hereunder, together with evidence of the authority and specimen signatures of the persons who have signed this Agreement and who will endorse the Notes on behalf of the Seller and such other evidence of corporate authority as Buyer may reasonably require;

            (f) Buyer shall have received in form and substance reasonably satisfactory to it, a certified copy of a resolution adopted by the Board of Directors of Guarantor, authorizing the execution, delivery and performance of this Agreement;

            (g) Buyer shall have received in form and substance satisfactory to it, a certified copy of a resolution adopted by the Board of Directors of Servicer, authorizing the execution, delivery and performance of this Agreement;

            (h) Buyer shall have received an origination fee from Seller of $133,000;

            (i) Buyer shall have received officers' certificates from Seller, Servicer and Guarantor in forms reasonably acceptable to Buyer;

            (j) Buyer shall have received an executed counterpart of a certain Subordination Agreement in which United Grocers, Inc. agrees to subordinate its interest in the Collateral (other than patronage and stock) securing the Loans to the interest of the Seller therein;

            (k) Buyer shall have received Exhibit G containing information relating to the corporate and "doing business" names of the Seller and Guarantor in the States of Oregon, Washington and California;

            (l) Buyer shall have received the Guaranty Agreement duly executed by the Guarantor;

            (m) Buyer shall have received a duly executed counterpart of that certain "Second Amendment to Loan Purchase and Servicing Agreement dated as of May 13, 1994" dated September 28, 1995, together with opinions of counsel to United Resources and United Grocers to the effect that such Second Amendment is the legal, valid and binding obligation of United Resources and United Grocers, enforceable against both such parties in accordance with its terms.

            SECTION 3.06 Seller's Conditions Precedent to Sale. The obligation of Seller to sell Loans on each Closing Date shall be subject to the fulfillment of each of the following conditions on such Closing Date to the reasonable satisfaction of Seller:

            (a)   Seller shall have received the Purchase Price as provided in
Section 3.01; and

            (b)   Each representation and warranty of the Buyer set forth in
Section 4.04 shall be true and correct in all material respects, and a duly authorized officer of Buyer shall have so certified to Seller in writing.


                             [End of Article III]

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

            SECTION 4.01 Seller's Corporate Representations and Warranties. Seller represents and warrants to Buyer as of each Closing Date and as of any Renewal Date as follows:

            (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon, is doing business only under the corporate and "doing business as" names listed in Exhibit G hereto, and is qualified to do business in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, and has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, to execute, deliver and perform this Agreement and to sell the Loans and related Property.

            (b) The execution, delivery and performance by the Seller of this Agreement and any assignment, the endorsement the Notes and the sale of any Loans, related Notes and Related Documents and the security interest in the related Collateral hereunder have been duly authorized by all necessary corporate action of Seller, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Debt of Seller, except such as have been obtained (certified copies thereof having been delivered to Buyer), do not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Seller is a party or by which Seller or any of the Loans, related Notes or Related Documents may be bound or affected.

            (c) No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Seller of this Agreement or any assignment or the endorsement of the Notes or in connection with the sale of the Loans and related Property contemplated hereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to Buyer).

            (d) This Agreement has been duly executed and delivered by Seller and constitutes, and any assignment and any endorsement of a Note when duly executed and delivered will constitute, the legal, valid and binding obligation of the Seller enforceable against Seller in accordance with its terms.

            (e) Except as described in Exhibit H hereto, there are no actions, proceedings, investigations, or claims against or affecting Seller now pending before any court, arbitrator or other Governmental Authority (nor to the knowledge of Seller has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Seller would be likely to have a material adverse effect on the financial condition or operations of Seller or on Seller's ability to perform its obligations under this Agreement, or under an endorsement of any Note. With respect to the litigation described in Exhibit H hereto, a determination in such litigation that is materially adverse to the Seller or Guarantor would not have a material adverse effect on the financial condition or operations of Seller or on Seller's ability to perform its obligations under this Agreement, or under any assignment or endorsement of any Note.

            (f) The consolidated balance sheet of the Seller and its Affiliates and Subsidiaries at October 1, 1994, and the related statements of income and retained earnings of Seller and its Affiliates and Subsidiaries for the fiscal year then ended, copies of which have been furnished to Buyer, fairly present the financial condition of Seller and its Affiliates and Subsidiaries as at such date and the results of operations of Seller and its Affiliates and Subsidiaries for the fiscal year then ended, all in accordance with U.S. GAAP consistently applied. Since that date, there has been no material adverse change in the financial condition or operations of Seller or any of its Subsidiaries or Affiliates.

            (g) Seller has good and marketable title to each of the properties and assets reflected in its balance sheet referred to in
Section 4.01(f) except such as have been since sold or otherwise disposed of in the ordinary course of business.

            (h) Neither Seller nor any of its Subsidiaries or Affiliates is in material breach of or default under any agreement or agreements to which it is a party or which are binding on it or any of its assets and which provide for the payment of monies, the delivery of goods or the provision of services in amounts or with values in the aggregate in excess of One Million Dollars ($1,000,000).

            (i) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of Seller and its consolidated subsidiaries or affect materially the ability of the Seller to perform this Agreement; no Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 or Section 2003(a) of ERISA; no Pension Plan or trust created thereunder has been terminated, and there have been no "reportable events" (as that term is defined in Section 4043 of ERISA) since the effective date of ERISA; no Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA; and the required allocations and contributions to Pension Plans will not violate
Section 415 of the Code.

            (j) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary and all other or additional acts have been taken as are necessary to perfect the Buyer's interests arising hereunder and under the assignments in and to the Loans and related Property and the lien created hereby constitutes a valid and perfected lien of first priority in and to all of the Loans and related Property (other than in Collateral which is not Primary Collateral or not governed by the Uniform Commercial Code, in which case the Buyer has only such interest as the Seller had and disclosed to the Buyer on the applicable Closing Date and other than Seller's security interest in its capital stock and patronage dividends) and is enforceable against all third parties (other than third parties whose interests in Collateral which is not Primary Collateral are prior to Seller's interests therein on the applicable Closing Date) in all jurisdictions as security for all obligations of the Seller to the Buyer under this Agreement.

            (k) Seller has good and marketable title to the Loans and related Notes designated for sale to the Buyer hereunder, the Related Documents and the proceeds thereof, free and clear of all liens and encumbrances and Seller has not transferred in any manner whatever to any Person (other than Buyer) and has not created or permitted any lien, pledge, charge, security interest, ownership interest, participation interest or any other interest of any nature whatever (other than in favor of the Buyer) in respect of the Loans, the related Notes, the Related Documents or the proceeds thereof.

            (l) Seller's chief executive offices and the offices where such Seller keeps records concerning the Loans and related Property are located at 6433 S.E. Lake Road, Portland, Oregon or such other location to which such offices are moved pursuant to Section 6.01(m) hereof.

            (m)   This Agreement, the financial statements referred to in
Section 4.01(f) and all other instruments, documents, certificates and statements furnished to the Buyer by the Seller, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

            (n) Seller is "eligible" to borrow from NCB under the provisions of the Bank Act.

            SECTION 4.02 Seller's Closing Date Representations and Warranties with respect to Loans. Seller represents and warrants to Buyer as of each Closing Date with respect to Loans transferred and sold on such Closing Date as follows:

            (a) The information with respect to each Loan set forth in the applicable Loan Schedule, together with any documentation supporting such information, is true and correct;

            (b) With respect to each Loan, there exists only one original Note. Such original Note and all of the other original or certified documentation set forth in Sections 2.01 and 3.03 (including all material documents related thereto) has been or will be delivered to the Buyer on the applicable Closing Date;

            (c) Each Loan was originated in the United States and Monthly Payments on such Loan are payable on the first day of each month in U.S. Dollars by an Obligor domiciled in the United States;

            (d) Each Note will have a Loan Interest Rate that is either (i) a variable rate based on the Prime Rate or LIBOR, adjusted at least annually, or (ii) a fixed rate that has been approved by NCB in its sole discretion, and each Note having a variable Loan Interest Rate will have a minimum Loan Interest Rate (A) in the case of a variable rate based on the Prime Rate, the Prime Rate minus 100 basis points and (B) in the case of a variable rate based on LIBOR, LIBOR plus 175 basis points;

            (e) Immediately prior to the transfer and assignment herein contemplated, the applicable Seller held good and indefeasible title to, and was the sole owner of, each Loan conveyed by Seller, subject to no liens, charges, mortgages, encumbrances or rights of others or other liens which will be released simultaneously with such transfer and assignment; and immediately upon the transfer and assignment herein contemplated, the Buyer will hold good and indefeasible title, to, and be the sole owner of, each Loan subject to no liens, charges, mortgages, encumbrances or rights of others;

            (f) No Obligor has been delinquent (after giving effect to any grace period) in payments on its Loan, any other loan made by the Seller or Buyer to such Obligor, or any open account at any time in the three months preceding the applicable Closing Date;

            (g) No Obligor has been delinquent in payments on its Loan, any other loan made by Seller or Buyer to such Obligor, or any open account for a period in excess of 45 days at any time during the year (or if originated less than one year earlier, since the date of origination) preceding the applicable Closing Date;

            (h) The Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Note, Related Document or any related Collateral, or the exercise of any right thereunder, render either the related Note, Related Document or any related Collateral unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (i) Each Loan at the time it was made complied and, as of the applicable Closing Date, complied in all material respects with applicable state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws;

            (j) At least one of the Obligors with respect to each Loan (i) is a member in good standing of United Grocers, Inc. and (ii) to the best of Seller's knowledge, shall have provided to Seller complete and accurate information relating to Obligor's financial condition and shall have suffered no material adverse changes in its financial condition or otherwise since the date the Loan was originated;

            (k) Each Loan has a remaining term to maturity of no greater than 10 years from the applicable Closing Date;

            (l) The Note related to each Loan provides that the principal be amortized monthly over the term of such Note with an amortization period of no greater than 10 years and with either level monthly payments of principal and interest or principal plus interest, provided that, in the case of a Loan with
(i) an amortization period longer than its term to maturity (but in no event longer than a 10-year amortization period) and (ii) renewal provisions, a balloon payment at maturity or on the Renewal Date, as applicable, is permissible;

            (m) Each Loan, related Note, related Collateral and Related Documents pursuant to which Collateral is pledged to a Seller is the legal, valid and binding obligation of the Obligor thereof and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), none of which will prevent the ultimate realization of the security provided by the Collateral or Related Document, and all parties to each Loan had full legal capacity to execute all Related Documents and convey the property therein purported to be conveyed;

            (n) The terms of the Loan, related Note and each Related Document pursuant to which Collateral was pledged have not been impaired, altered or modified in any respect, except by written instrument which has been recorded, if necessary, to protect the interest of the Buyer and which has been delivered to the Buyer;

            (o) The proceeds of the Loan have been fully disbursed, and there is no obligation on the part of the Seller to make future advances thereunder. Any and all requirements as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing or recording the Loans were paid;

            (p) The Obligor with respect to each Loan and each other member of its Obligor Group has a positive net worth as accounted for under U.S. GAAP, consistently applied, and has no present intention to seek relief under the federal bankruptcy laws;

            (q) There is no default, breach, violation or event of acceleration existing under the Loan, related Note or Related Document and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Seller has not waived any such default, breach, violation or event of acceleration;

            (r) Each Loan requires each of the Obligor and Loan Guarantor thereunder at its own costs and expense to maintain the Collateral pledged to secure the related Loan in good repair, condition and working order, and to the best knowledge of the Seller, each Obligor and Loan Guarantor under a Loan is currently in compliance with this requirement;

            (s) Seller has, or on the applicable Closing Date will have, (1) a first priority perfected security interest in each item of Primary Collateral, free from any lien, security interest, encumbrance or other right, title or interest of any Person, and (2) a perfected security interest in each other item of Collateral, subject to the prior liens, security interests and encumbrances existing on, and identified to and approved by the Buyer on the applicable Closing Date. Seller shall, on the applicable Closing Date, transfer its security interest in the Primary Collateral and such other Collateral as is governed by the Uniform Commercial Code or required by the Buyer subject however to the rights of the holder of title in and to such Collateral and of the Obligors in such Collateral pledged under the Related Documents (and, in the case of Collateral which is not Primary Collateral, holders of prior liens), and Seller, as agent for the Buyer, shall defend the Buyer's security interest in and to Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to that of the Obligors or the Buyer.

            (t) Either (i) the Obligor and Loan Guarantor has, under the terms of each Loan, consented to a sale and assignment of the Loan, the related Note and Related Documents and the sale or grant of a security interest in and to the Loan and the Collateral relating thereto, or (ii) none of the Loan, the related Note or any Related Documents requires the consent of approval of notice to the Obligor or Loan Guarantor with respect to the assignment and transfer by Seller of Seller's right, title and interest in and to the Loan, the related Note, any Related Document and Collateral;

            (u) The Notes and Related Documents delivered to Buyer on the applicable Closing Date are true, correct, and complete original counterparts of all instruments and documents evidencing or in any way relating to the Loan and related indebtedness referred to therein; except as approved by the Buyer, such Notes and Related Documents are in substantially the form of the documents attached hereto as Exhibit I; except as included with the instruments and documents so delivered, such Notes and such Related Documents have not been amended; and each such Note and Related Document to which Obligor or Loan Guarantor is a party bears the original signature of such Obligor and Loan Guarantor;

            (v) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary, and all other or additional acts have been taken as are necessary to perfect Seller's security interests arising pursuant to the Related Documents in the Primary Collateral and such other Collateral as is governed by the Uniform Commercial Code or is required by Buyer and such security interests constitute a valid and perfected lien in and to all of the Collateral of first priority (subject to no prior or equal liens or interests) in the case of all Primary Collateral and of the same level of priority as that enjoyed by the Seller on the applicable Closing Date in the case of all other Collateral as is governed by the Uniform Commercial Code or required by Buyer, and will be enforceable against all third parties in all jurisdictions as security for the respective obligations of Obligors to Seller under their respective Notes and Related Documents;

            (w) Seller has heretofore caused all copies of the Loans, related Notes and Related Documents in its possession to be separately identified and distinguished from Seller's other loans, and on the applicable Closing Date, the Seller will cause each copy of each Note, related Collateral and Related Document in its possession to be identified with an appropriate legend clearly disclosing the fact that such Loan, the related Notes, Related Documents and the Seller's security interest in the related Collateral have been sold and assigned to the Buyer and the Buyer is the owner thereof, and any original copies of any Note, related Collateral or Related Document coming into the possession of the Seller will be delivered to the Buyer;

            (x) With respect to any Loan secured by a mortgage on real property, each mortgage is a valid and subsisting lien of record on the mortgaged property subject only to a first mortgage lien on such mortgaged property previously disclosed to Buyer and subject in all cases to such exceptions that are generally acceptable to prudent and experienced lenders in connection with their regular commercial lending activities, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such mortgage;

            (y) With respect to each Loan secured by a mortgage on real property, each original mortgage was recorded, and all subsequent assignments of the original mortgage have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of Seller; and

            (z) The Aggregate Exposure listed with respect to each Loan and related Obligor Group in the applicable Loan Schedule is true and correct and is in no case greater than $4,000,000;

            SECTION 4.3 Seller's Renewal Date Representations and Warranties. Seller represents and warrants to Buyer as of each Renewal Date on which the Seller has designated any Renewal Note for acceptance as follows:

            (a) As of the applicable Renewal Date, all applicable representations and warranties in Section 4.02 hereof are confirmed as to such Renewal Loan.

            (b) As of the applicable Renewal Date, each Obligor of the applicable Renewal Loan is not in default of its payment obligations under the Prior Note or under the Related Documents, and is not in default of its nonmonetary obligations under such Note or Related Documents.

            (c) As of the applicable Renewal Date, no event has occurred and is continuing which would permit the Seller to accelerate the maturity of any Obligor's obligations under the applicable Renewal Loan or under the Prior Note or the Related Documents.

            (d) The Notes and Related Documents delivered to Buyer on or prior to the applicable Renewal Date are true, correct, and complete original counterparts of all instruments and documents evidencing or in any way relating to the Loan and the related Indebtedness referred to therein; except as included with the instruments and documents so delivered, such Notes and Related Documents have not been amended; and each such Note and each such Related Document to which an Obligor or Loan Guarantor is a party bears the original signature of the Obligor or Loan Guarantor.

            (e) The Loans and Notes designated by Seller as Renewal Loans and Notes together with the Related Documents to which Obligors or Loan Guarantors are parties have been duly executed by their respective Obligors or Loan Guarantors and constitute the legal, valid and binding obligations of their respective Obligors and Loan Guarantors enforceable against such Obligors and Loan Guarantors in accordance with their respective terms.

            (f) Each amount identified in a notice provided pursuant to the terms of Section 3.02 as the "anticipated Renewal Balance" correctly identifies the amount of the outstanding Principal Balance evidenced by the Note to be accepted as of such Renewal Date and there are no offsets or defenses to the payment of such amount that may be asserted against the Seller either by way of defense or counterclaim.

            (g) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary, and all other or additional acts have been taken as are necessary to perfect the Seller's security interests arising pursuant to the Related Documents in the Collateral and such security interests constitute a valid and perfected lien in and to all of the Collateral of first priority (subject to no prior or equal liens or interests) in the case of all Primary Collateral and of the same level of priority as that enjoyed by the Seller on the Closing Date on which the Loan was first sold and assigned hereunder in the case of all other Collateral, and will be enforceable against all third parties in all jurisdictions as security for the respective obligations of Obligors to the Seller under their respective Notes and Related Documents.

            (h) No Renewal Loan, related Renewal Note or any Related Document, alone or in connection with Seller's prior course of conduct, expressly or impliedly requires Seller or any other Person to make additional advances thereunder.

            (i) The Note related to the Renewal Note provides for full amortization over its remaining term to maturity.

            SECTION 4.04 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

            (a) Buyer is a financial institution duly organized, validly existing and in good standing under the laws of the United States of America, and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to purchase the Loans and related Property.

            (b) Execution, delivery and performance by Buyer of this Agreement and the purchase of the Loans and related Property hereunder have been duly authorized by all necessary corporate action of Buyer, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Buyer, do not contravene any law, regulation, rule or order binding on it or its Articles of Association or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Buyer is a party or by which Buyer or any of its properties may be bound or affected.

            (c) No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Buyer of this Agreement or in connection with any of the transactions contemplated hereby.

            (d) This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

            SECTION 4.05 Repurchase Upon Breach of Certain Representations and Warranties. (a) The representations and warranties and agreements of the Seller set forth in Sections 4.01, 4.02 and 4.03 with respect to the Seller and each Loan and related Property shall continue so long as such Loan remains outstanding. Upon discovery by either Seller or Buyer that any of such representations or warranties was incorrect as of the time made, the party making such discovery shall give prompt notice to the other party. In the event any defect, misrepresentation or omission materially and adversely affects the interest of the Buyer, the Seller shall eliminate or cure the circumstance or condition causing the defect within 10 days of the discovery thereof or, repurchase such Loan and the related Property.

            (b) Any such repurchase of a Loan and the related Property by Seller shall be accomplished in the manner set forth in Section 2.01(e) and at a price equal to the Repurchase Amount.


                              [End of Article IV]

                                   ARTICLE V

                           SERVICING AND COLLECTION

            Subject to the provisions of Section 8.03, at all times prior to the later of (a) the Termination Date or (b) the date on which all obligations of the Seller under this Agreement have been performed in full, the following terms and provisions of this Article V shall apply.

            SECTION 5.01 Servicing; Delegation of Authority to Buyer and Servicer. (a) The Buyer appoints the Servicer to act as the Buyer's exclusive agent for performing all of the servicing and administrative functions with respect to the Loans, the related Notes, the Related Documents and the related Collateral not specifically reserved to the Buyer pursuant to subsection (b) of this Section 5.01. The Servicer hereby accepts such appointment and agrees to perform such Loan servicing and administrative duties as are specifically enumerated herein as well as those not reserved to the Buyer pursuant to subsection (b).

            (b) The Buyer reserves the right to perform, and the Servicer shall have no obligation to perform, the following servicing and administrative functions with respect to the Loans and this Agreement: (i) data services, including invoicing and billing Obligors, calculating Loan Interest Rates, Monthly Payments and amortization schedules with respect to the Notes, and posting Collections received from or on behalf of Obligors;
(ii) accounting services, including maintenance of the records relating to Loan Collections and performance; (iii) bookkeeping services; (iv) determining the Guaranty Amount and the Repurchase Amount due from time to time; and (v) determining monthly, in connection with each Payment Date, the Available Funds, the Periodic Payment, the Applicable Rate, the Servicing Fee and the Guaranty Fee and (vi) maintaining the Account.

            (c) The Servicer shall use the same diligence and practices in servicing the Loans, the related Collateral and the Related Documents as it uses in servicing and collecting indebtedness evidenced by notes and related documents held for its own account and, in any event, shall endeavor to collect or cause to be collected from each Obligor the amounts as and when due and owing under such Obligor's Note and Related Documents. In performing its duties hereunder, and subject to the specific limitations set forth herein, Servicer shall act in accordance with its Credit and Collection Policy and shall take such actions with respect to the Loans, Notes and Related Documents as, in its reasonable business judgment, it may deem advisable to maintain or enhance receipt of timely Collections thereunder. Promptly upon the request of Servicer, Buyer agrees to execute and deliver such documents and take such further acts (at Servicer's expense) as Servicer may reasonably request to confirm and evidence the agency granted to Servicer pursuant to this
Section 5.01.

            (d) Promptly after the execution and delivery of this Agreement, the Servicer shall deliver to the Buyer a list certified by its secretary or one of its assistant secretaries of the Servicing Officers and employees of the Servicer involved in or responsible for, the administration and servicing of the Loans, which list shall from time to time be updated by the Servicer and which may be relied upon until so updated; provided that if the Servicer has previously provided such a list to the Buyer and such list does not require updating, the Servicer shall confirm the accuracy of the previously-delivered list.

            SECTION 5.02 Maintenance of System; Collection and Maintenance of Information. (a) Servicer shall arrange and maintain with respect to the Loans, related Notes and Related Documents, data processing, accounting and related services adequate for the effective and timely performance of its servicing obligations hereunder in accordance with good business practices and in compliance with all applicable federal, state and local laws and regulations.

            (b) With respect to each Loan and related Obligor, Servicer shall collect the following information: (i) within 120 days of the end of each fiscal year of such Obligor, annual financial statements; (ii) within 50 days of the end of each fiscal quarter of such Obligor, interim financial statements, together with a certificate of an authorized officer of such Obligor, to the effect that the accompanying interim financial statements are true and correct in all material respects; and (iii) evidence of continued perfection of Buyer's security interest in the related Collateral. Servicer shall maintain the foregoing information and shall make the same available to the Buyer or its nominees or agents upon reasonable request.

            SECTION 5.03 Maintenance of Lien Priority. So long as Servicer is required to act as Buyer's agent for performing certain servicing obligations with respect to the Loans, Servicer agrees to take all actions, including lien searches and continuation statement filings, necessary or desirable to ensure that the liens arising pursuant to the Related Documents and securing repayment of any Obligor's indebtedness evidenced by a related Note will be maintained as continuously perfected first priority (except in the case of Collateral which is not Primary Collateral, in which event the Servicer shall take all actions to maintain the priority sold and assigned hereunder) security interests (except as otherwise approved by Buyer) in all applicable jurisdictions.

            SECTION 5.04 Obligor Inquiries; Credit and Collection Policies. (a) Servicer agrees to accept primary responsibility for telephonic and face-to-face communications with Obligors concerning the Loans, related Notes and Related Collateral. In the event Obligor inquiries require consideration by the Buyer, the Servicer agrees to coordinate with the Buyer and the Obligors so as to provide prompt and appropriate responses to Obligors' inquiries or concerns.

            (b) Servicer agrees to follow, maintain and apply the credit, extension and collection policies identified in the Credit and Collection Policy in all material respects unless any order of any court, arbitrator or other Governmental Authority or any determination of or change in any applicable federal, state or local law or regulation should require otherwise or unless Buyer shall otherwise consent in writing, which consent will not be unreasonably withheld. Notwithstanding anything herein to the contrary, Servicer is not authorized to and agrees that it will not without the Buyer's prior written consent, (i) amend, extend, release, modify, or waive the terms or conditions of any Loan, related Note or of any Related Document; (ii) release any Collateral pledged in support of any Obligor's obligations under a Note or Related Document (other than Seller's capital stock and patronage dividends); or (iii) grant or permit to be granted any rebate, refund, credit or other adjustment in respect of a Obligor's obligation under any Note or any Related Document.

            SECTION 5.05 Obligor Defaults. Upon the Servicer's becoming aware of any Obligor Default, Servicer agrees to promptly give any notice to Obligor required to commence the running of any applicable cure period following a default in the performance by Obligor of its obligations under the Loan, the related Note and Related Documents. If an Obligor Default shall occur and be continuing or if a Loan shall otherwise become a Defaulted Loan, Servicer shall promptly undertake the collection of such Obligor's indebtedness in accordance with its Credit and Collection Policy. Without limiting the foregoing the Servicer shall commence liquidation of the Collateral pledged to secure such Obligor's obligations under its Loan within thirty (30) days after the occurrence of such Obligor's Default or upon a Loan becoming a Defaulted Loan, unless Servicer receives notice from the Seller of its election to repurchase such Loan pursuant to Section 7.02 of this Agreement. Buyer shall promptly notify Servicer of any payment default by an Obligor under the related Note and Servicer shall promptly notify Buyer, Seller and Guarantor of the occurrence of any other Obligor Default or of a Loan becoming a Defaulted Loan for a reason other than a payment default. In its efforts to collect the indebtedness evidenced by any Note, Servicer shall in all events proceed in good faith and in a commercially reasonable manner and when seeking to realize on Collateral pledged by any Obligor, shall proceed in such a fashion as to preserve to Buyer its rights to seek collection of a deficiency against such Obligor if the sale of the Collateral is insufficient to pay such Obligor's obligations in full.

            Notwithstanding any other provision in this Agreement to the contrary, Buyer shall have the right, at its sole discretion, to assume the servicing obligations of the Servicer hereunder in connection with the liquidation of a Defaulted Loan and related Property and Servicer shall cooperate with Buyer in effecting such transfer of obligations and liquidation of Collateral. If Buyer assumes the servicing obligations with respect to the liquidation of a Defaulted Loan, Buyer shall proceed as a prudent and experienced servicer would under the circumstances and shall be entitled to reimbursement for its reasonable fees and expenses in performing such obligations in accordance with Section 5.10 hereof.

            SECTION 5.06 Servicer Reports; Annual Compliance Report. (a) On the Business Day preceding each Payment Date, Servicer shall deliver to Buyer a report relating to the Loans identifying any event occurring during the preceding Due Period of which Servicer has actual knowledge which materially impairs or might reasonably be expected materially to impair any Obligor's ability to repay the Debt relating to any Loan and evidenced by a Note or to perform its obligations under any Related Document or which has or might reasonably be expected to substantially reduce the value of the Collateral or to impair the Buyer's lien thereon. In addition to the foregoing, from time to time upon request of Buyer, the Servicer will deliver to Buyer such other statements, lists, reports and other information as the Buyer may reasonably request, and, to the extent any such information must be obtained by Servicer from a third party, as the Servicer may reasonably be expected to obtain.

            (b) At the time of delivery of its annual audited financial statements pursuant to Section 6.01(e) hereof, the Servicer shall also deliver to the Buyer a certificate of a Responsible Officer to the effect that a review of the activities of the Servicer during the same annual period as that covered by the annual financial statements, and of its performance under this Agreement during such period has been made under the supervision of the officers executing such certificate with a view to determining whether during such period the Servicer had performed and observed all of its obligations under this Agreement, and either (i) stating that based on such review no Servicer Default under this Agreement has occurred, or (ii) if a Servicer Default has occurred, specifying such Servicer Default and the nature and status thereof.

            (c) Within 120 days after the end of each fiscal year of Servicer, unless Buyer has in its sole discretion waived this delivery requirement for any year, Servicer shall deliver to Buyer a report of a firm of independent public accountants selected by the Servicer, which firm is either of nationally recognized standing or acceptable to Buyer, to the effect that such firm has examined certain documents and records relating to the servicing of the Loans and related Property under this Agreement and that, on the basis of such examination conducted substantially in compliance with generally accepted audit standards, nothing came to their attention which caused them to believe that the Servicer has not serviced the Loans and related Property in accordance with its Credit and Collection Policy or otherwise in accordance with this Agreement, except for such insignificant exceptions or errors on records that, in the opinion of such firm, it is not required to report. The Servicer shall provide a copy of such accountant's reports to Buyer.

            SECTION 5.07 Lockboxes. The Servicer hereby agrees (i) to instruct all Obligors to cause all Monthly Payments, Payaheads and Principal Prepayments on account of Loans to be mailed directly to a Permitted Lockbox; and (ii) to use its best effort not to suffer or permit any funds other than such Monthly Payments, Payaheads and Principal Prepayments to be mailed to Permitted Lockboxes or deposited into related Lockbox Accounts;

            SECTION 5.08      Payment of Guaranty Fees and Servicing Fees.
(a) On each Payment Date, the Buyer shall remit (i) to Servicer the Servicing Fee and (ii) to Guarantor the Guaranty Fee; provided, however, that upon the occurrence and continuation of a Servicer Default or a Guarantor Default, the Buyer shall not be required to remit the Servicing Fee to the Servicer and provided further, that if there shall have occurred and be continuing a Servicer Default under Section 8.01 (other than under Section 8.01(b)) or a Guarantor Default, the Buyer shall not be required to remit the Guaranty Fee to the Guarantor.

            (b) The Buyer shall be entitled to retain on each Payment Date from amounts received as (i) Collections and other Available Funds (other than Guaranty Payments) during the related Due Period and (ii) Guaranty Payments on or before such Payment Date, the Periodic Payment; provided, however, that upon the occurrence and continuation of a Servicer Default (other than a Servicer Default under Section 8.01(b), in which event Buyer or a Successor Servicer shall retain the Servicing Fee) or a Guarantor Default, the Buyer shall be entitled to retain all Collections and other Available Funds.

            (c) Buyer shall determine the Periodic Payment for each Payment Date using the following methodology.

                  (1) As used herein and in the Guaranty Agreement, "Periodic Payment" means for any Payment Date the sum of, for each Loan,
      (a) the principal portion of the Monthly Payment actually received during the related Due Period, other than the portion of the Principal Balance of a Prior Note which, at the time it became due, constituted the Renewal Balance under a Renewal Note; (b) any Principal Prepayment, Payahead, Insurance Proceeds and Net Liquidation Proceeds actually received during the related Due Period; (c) the principal portion of any Guaranty Payment or Repurchase Proceeds with respect to the related Due Period; and (d) the Monthly Interest Amount for the related Interest Accrual Period.

                  (2) As used herein, in the Servicing Agreement and the Guaranty Agreement, "Monthly Interest Amount" on any Payment Date shall mean an amount equal to the sum of, for each Loan the product of (i) the Principal Balance of such Loan during the related Due Period, times (ii) the Applicable Rate times (iii) a fraction, the denominator of which is three hundred sixty (360), and the numerator of which is the actual number of days in the related Interest Accrual Period.

            SECTION 5.09 Applicable Rate. As used in this Agreement and the Guaranty Agreement, "Applicable Rate" for each Loan shall be determined as follows. The Applicable Rate shall be established as of each LIBOR Determination Date and shall be applicable for the next succeeding Interest Accrual Period without regard to changes thereafter occurring during such Interest Accrual Period in the principal amounts outstanding under the Notes, in the Principal Balance of Loans purchased, or in LIBOR. Buyer shall, after the determination of the Applicable Rate on each LIBOR Determination Date, notify Seller, Servicer and Guarantor of such Applicable Rate; provided, however, that any failure of Buyer to give such notice shall not affect Seller's, Servicer's or Guarantor's obligations hereunder or under the Guaranty Agreement.

            The Applicable Rate for each Loan shall be computed and applied on the basis of a year of three hundred sixty (360) days for the actual number of days occurring in the applicable Interest Accrual Period. For each Interest Accrual Period, the Applicable Rate shall mean an interest rate per annum equal to the sum of (a) 140 basis points and (b) LIBOR in effect on the applicable LIBOR Determination Date. For purposes hereof, the Buyer will determine LIBOR by 12:00 noon, Eastern Standard Time, on each LIBOR Determination Date on the basis of quotations provided by four Reference Banks as of 11:00 A.M. (London time) on such LIBOR Determination Date as such quotations appear on the display designated as page "LIBO" on the appropriate display on the Bloomberg Financial Markets System (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). LIBOR as determined by Buyer is the arithmetic mean of such quotations (rounded, if necessary, to the nearest whole multiple of 0.0625% per annum). If on any LIBOR Determination Date at least two but fewer than all of the Reference Banks provide quotations, LIBOR will be determined in accordance with the provisions set forth above on the basis of the offered quotations of those Reference Banks providing such quotations. If on the LIBOR Determination Date only one or none of the Reference Banks provides such offered quotations, LIBOR will be: (i) the rate per annum (rounded, as aforesaid) that the Buyer determines to be either (x) the arithmetic mean of the offered quotations that leading banks in the City of New York selected by Buyer are quoting at or about 11:00 A.M. London time on the relevant LIBOR Determination Date for one month Dollar deposits to the principal London office of each of the Reference Banks or those of them (being at least two in number) to which such offered quotations are, in the opinion of Buyer, being so quoted or (y) in the event that Buyer can determine no such arithmetic mean, the arithmetic mean of the offered quotations that leading banks in the City of New York selected by Buyer are quoting at or about
11:00 A.M. London time on such LIBOR Determination Date to leading European banks for one month Dollar deposits; or (ii) if the banks selected as aforesaid by Buyer are not quoting as described in clause (i) above, LIBOR for such Interest Accrual Period will be LIBOR as determined on the previous LIBOR Determination Date. "Reference Banks" shall mean four major banks in the London interbank market selected by Buyer.

            SECTION 5.10 Computation and Payment of Servicing Fees; Servicer's Expenses. The Servicing Fee for each Payment Date shall be an amount equal to the sum of, for each Loan, the product of .50% times (ii) the average outstanding Principal Balance of such Loan during the related Due Period, times (iii) a fraction, the denominator of which is 360 and the numerator of which is the actual number of days in the related Due Period.

            In addition, as additional compensation for performing its obligations hereunder, the Servicer will be entitled to be paid all late payment charges, to the extent collected from Obligors. The Servicer shall pay all expenses incurred by it in connection with its servicing activities as herein provided, including expenses of any repossession or remarketing of Collateral, payment of the premiums for any insurance policy, real property, personal property and sales taxes on the Collateral, payment of fees and disbursements of independent certified public accountants and payment of expenses incurred in connection with reports to Buyer and shall be entitled to reimbursement for such expenses out of Collections and other Available Funds, and to the extent such moneys are insufficient, from a remittance from the Buyer.

            SECTION 5.11 Access to Certain Documentation and Certain Information Regarding the Loans. The Servicer will provide to the Buyer access to the documentation in its possession regarding the Loans, such access being afforded without charge but only during normal business hours at the offices of the Servicer or its designee or agent, as designated by the Servicer.

            SECTION 5.12 Concerning Renewal Notes. The Servicer may on behalf of Buyer, and except as otherwise restricted by this Section 5.12, permit Obligors to execute and deliver Renewal Notes in renewal of all or a portion of the Principal Balance under a Prior Note. Servicer may not permit any Renewal Note to become effective more than ten (10) days prior to the Renewal Date and further, shall not permit any Renewal Note to be executed and delivered and become effective at any time when Servicer knows that the conditions set out in Sections 2.02, 3.02 and 3.04 to Buyer's acceptance of such Renewal Note on the Renewal Date will not be satisfied.

            SECTION 5.13 Servicer Representations and Warranties. The Servicer hereby represents and warrants to, and agrees as of the date of execution of this Agreement as follows:

            (a) The Servicer is duly organized and is validly existing and in good standing as an Oregon corporation, with corporate power and authority to own its properties and to transact the business in which it is now engaged, and the Servicer is duly qualified to do business and is in good standing in each State of the United States where the nature of its business requires it to be so qualified.

            (b) The execution, delivery and performance of the Servicer's obligations under this Agreement, and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Servicer or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement (other than this Agreement) or instrument to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Certificate of Incorporation or By-Laws or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body is required for the consummation of the other transactions contemplated by this Agreement.

            (c) This Agreement has been duly authorized, executed and delivered by the Servicer and this Agreement is the valid and legally binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

            (d) No event with respect to the Servicer has occurred and is continuing which would constitute a Servicer Default under Section 8.01 or an event that with notice or lapse of time or both would become a Servicer Default under this Agreement.

            (e) The Servicer is "eligible" to borrow from NCB pursuant to the provisions of the Bank Act.

            SECTION 5.14 Servicer's Resignation. (a) The Servicer may resign from the duties and obligations hereby imposed with the consent of the Buyer.

            (b) The Servicer may not assign this Agreement or any of its rights, powers, duties or obligations hereunder, provided that the Servicer may assign this Agreement in connection with a consolidation, merger, conveyance, transfer or lease made in compliance with Section 6.01(i).

            (c) Except as provided in Sections 5.14(a), 8.01 and 8.02(b), the duties and obligations of the Servicer under this Agreement shall continue until the Termination Date, and shall survive the exercise of any right or remedy under this Agreement by the Seller or Buyer of any provision of this Agreement, and notwithstanding the provisions of Sections 5.14(a), 8.01 and 8.02(b), prior to the Termination Date, the Servicer shall continue to serve as Servicer hereunder until the Buyer accepts the duties of Servicer or a Successor Servicer shall be appointed and assume the duties of Servicer hereunder.


                              [End of Article V]

                                  ARTICLE VI

                       SELLER'S AND SERVICER'S COVENANTS

            SECTION 6.01      Covenants.  At all times prior to the later of
(i) the Termination Date or (ii) the date on which all obligations of the Seller under this Agreement and of the Guarantor under the Guaranty Agreement have been performed in full, Seller and Servicer agree to do all of the following unless the Buyer shall otherwise consent in writing.

            (a) Preservation of Corporate Existence, Etc. To preserve and maintain its corporate existence, rights, and privileges in the jurisdiction of its incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of Seller or Servicer, as the case may be, or the ownership of its properties.

            (b) Compliance with Laws. To comply in all material respects with all laws, regulations, rules and orders of Governmental Authorities applicable to Seller or Servicer, as the case may be, or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

            (c) Other Obligations. To pay and discharge before the same shall become delinquent (after giving effect to all applicable grace periods) all Debt, taxes and other obligations for which Seller or Servicer, as the case may be, is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon the assets of Seller or Servicer, as the case may be, except any thereof whose validity or amount is being contested in good faith by the Seller or Servicer, as the case may be, in appropriate proceedings, and except other Debt, taxes and other obligations which, in the aggregate do not exceed One Million Dollars ($1,000,000); provided, however, the covenant included in this Section 6.01(c) shall not extend to any obligation of Seller or Servicer, as the case may be, identified in Section 6.01(k), 8.01(f) or 9.01(f).

            (d) Visitation: Records. At any reasonable time and from time to time, to permit Buyer to examine and make copies of and abstracts from Seller's or Servicer's records, as the case may be and books of accounts relating to the Loans, the related Notes and Related Documents and to visit the properties of the Seller or Servicer, as the case may be, and to discuss the affairs, finances and accounts of the Seller or Servicer, as the case may be, as they relate to the transactions contemplated by this Agreement with any of its officers. The Seller or Servicer, as the case may be, will keep adequate records and books of accounts in which complete entries will be made, in accordance with U.S. GAAP, reflecting all financial transactions of the Seller or Servicer, as the case may be, as they relate to the transactions contemplated by this Agreement. Without limiting the foregoing, the Seller or Servicer, as the case may be, shall establish and maintain manual or computer records reflecting all receipts or disbursements made or received in respect of the Loans, the related Notes which records will be maintained separate from Seller's or Servicer's records, as the case may be relating to Loans, the related Notes which are not Loans and will be clearly marked with a legend to the effect that such records pertain to Loans sold to Buyer.

            (e) Financial Information. To deliver to Buyer (i) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Seller or Servicer, as the case may be, the balance sheet of the Seller or Servicer, as the case may be, as of the end of such fiscal year and the related statements of income and retained earnings and statement of changes in the financial position of the Seller or Servicer, as the case may be, for such year, accompanied by the audit report thereon by independent certified public accountants (which report shall be prepared in accordance with U.S. GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of the Seller's or Servicer's records, as the case may be and shall contain no disclaimer of opinion or adverse opinion); (ii) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter of the Seller or Servicer, as the case may be, the unaudited balance sheet and statement of income and retained earnings of the Seller or Servicer, as the case may be, as of the end of such fiscal quarter (including the fiscal year to the end of such fiscal quarter), accompanied by a certificate of the chief financial officer of the Seller or Servicer, as the case may be, that such unaudited balance sheet and statement of income and retained earnings have been prepared in accordance with U.S. GAAP and present fairly the financial position and the results of operations of the Seller or Servicer, as the case may be, as of the end of and for such fiscal quarter and setting forth calculations demonstrating that at the end of such quarter the Seller was in compliance with Section 6.01(j); (iii) within one hundred twenty (120) days after the close of each fiscal year of the Seller or Servicer, as the case may be, a certificate signed by the chief financial officer of the Seller, stating that as of the close of such fiscal year no Termination Event or other event which, with notice or lapse of time or both would have become a Termination Event had occurred and was continuing;
(iv) within one hundred twenty (120) days after the end of each fiscal year of Seller or Servicer, as the case may be, a report setting forth information relating to Seller's or Servicer, as the case may be portfolio, s the case may be of loans originated or acquired in the ordinary course of its business and owned by Seller or Servicer, as the case may be, during the related fiscal year, including loan balances by types of loans, numbers of loans by types of loans, interest rates of loans by type and loss and delinquency experience; and (v) such other statements, reports and other information as Buyer may reasonably request concerning the financial condition and the servicing and collection operations of the Seller or Servicer, as the case may be.

            (f) Notification. Promptly after learning thereof, to notify Buyer of (i) the details of any action, proceeding, investigation or claim against or affecting the Seller or Servicer, as the case may be instituted before any court, arbitrator or Governmental Authority or, to the Seller's or Servicer's knowledge, as the case may be, threatened to be instituted, which, after taking into account the likelihood of success, might reasonably result in a judgment or order against the Seller or Servicer, as the case may be (in excess of insurance coverage and when combined with all other pending or threatened claims), of more than One Million Dollars ($1,000,000); (ii) if the Seller or Servicer, as the case may be, or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1)(2)(5)(6) of Section 403 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "Reportable Event" as defined in subsection (c)(2) of Section 4043 of ERISA and the Seller or Servicer, as the case may be, attains knowledge thereof) which might constitute grounds for termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (iii) any representation or warranty set forth in Section 4.02 or 4.03 (with respect to Seller and Loans) and Section 5.12 (with respect to Servicer) which proves to have been incorrect in any material respect when made; (iv) Seller's or Servicer's material breach of its obligations under this Agreement; (v) any Obligor Default (other than a payment default); (vi) any Loan that has become a Defaulted Loan (other than by a payment default); (vii) any circumstance or event of which Seller has actual knowledge which materially impairs or might reasonably be expected to impair an Obligor's ability to repay or perform its obligations under, the related Loan; or (viii) the occurrence of any Servicer Default or Termination Event or other event which, with notice or lapse of time or both, would constitute a Servicer Default or Termination Event.

            (g)   Additional Payments; Additional Acts.  From time to time, to
(i) pay or reimburse the Buyer on request for all taxes imposed on this Agreement or the sale of any Loans hereunder (other than taxes based on Buyer's net income, items of tax preference, or gross receipts) and for all expenses, including reasonable legal fees, actually incurred by Buyer in connection with the preparation or modification of this Agreement, or the sale of any Loans, related Notes and Related Documents or the security interest in the related Collateral hereunder or the enforcement by judicial proceedings or otherwise of any rights of the Buyer hereunder; and (ii) obtain and promptly furnish to Buyer evidence of all such Government Approvals as may be required to enable the Seller or Servicer, as the case may be to comply with its obligations under this Agreement.

            (h) Liens. Not to create, assume or suffer to exist any lien, security interest or other encumbrance except (i) liens on the Seller's or Servicer's properties securing mortgage indebtedness relating to such properties, as the case may be, and any extensions, refinancing or renewals thereof in an amount not exceeding the amount of such indebtedness prior to such extension, refinancing or renewal; (ii) capital lease obligations; (iii) liens to secure indebtedness for the deferred price of property acquired after the date hereof, but only if such liens are limited to such property and its proceeds; (iv) liens imposed by law (such as mechanic's liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which are being contested in good faith by appropriate proceeding upon stay of execution of the enforcement thereof; or (v) deposits or pledges under workmen's compensation, unemployment insurance, social security or similar laws or made to secure the performance of bids, tenders, contracts (except for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business.

            (i) Liquidation, Merger, Sale of Assets, Etc. To not liquidate, dissolve or enter into any merger, consolidation, joint venture, partnership or other combination nor sell, lease, dispose of such portion of its business or assets (excepting sales of goods in the ordinary course of business and excepting sales of the Loans to the Buyer) as constitutes a substantial portion thereof provided, however, so long as no Servicer Default or Termination Event or event which with the passage of time or the giving of notice or both would constitute a Servicer Default or Termination Event shall have occurred and be continuing or will occur as a result of such merger or consolidation, Seller or Servicer as the case may be, may merge or consolidate with any Person or sell all or substantially all of its business or assets to any other Person so long as (A)(i) the Seller or Servicer, as the case may be, shall be the surviving or continuing corporation or (a), if the Seller or Servicer, as the case may be, shall not be the surviving or continuing corporation or shall sell all or substantially all of its assets to a Person such surviving, continuing or purchasing Person shall be incorporated under the laws of the United States or any jurisdiction thereof, shall assume in writing all obligations of the Seller or Servicer, as the case may be, under this Agreement, shall be eligible to borrow from NCB pursuant to the provisions of the Bank Act and shall have a Consolidated Net Tangible Assets not less than the Seller or Servicer, as the case may be, prior to the merger or consolidation, and (B) at the time of such consolidation, merger or sale and after giving effect thereto no Servicer Default or Termination Event shall have occurred and be continuing.

            (j) Transactions with Affiliates. To not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property) with any of Seller's or Servicer's Affiliates as the case may be, on terms that are less favorable to Seller or Servicer, as the case may be, than those which might be obtained at the time from Persons who are not Affiliates.

            (k) ERISA Compliance. To not and not allow any member of its Controlled Groups or any Plan of any of them to: (i) engage in any "prohibited transaction" as such term is defined in Section 4.06 or Section 2003(a) of ERISA; (ii) incur any "accumulated funding deficiencies" (as such term is defined in Section 3.02 of ERISA) whether or not waived; (iii) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Seller or Servicer, as the case may be, or any member of their respective Controlled Groups pursuant to Section 4068 of ERISA; or (iv) violate state or federal securities laws applicable to any Plan.

            (l) No Name Change, Etc. To not change its name, identity or corporate structure in any manner which could make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9-402(7) of any applicable enactment of the Uniform Commercial Code without giving Buyer at last sixty (60) days prior written notice thereof.

            (m) Relocation of Offices. To give Buyer at least sixty (60) days prior written notice of any relocation of its chief executive offices or the offices where records concerning the Loans and related Property are kept.

            (n) Limitation on Transfers, Etc. To not transfer or attempt to transfer in any manner whatsoever to any Person other than the Buyer pursuant to the terms of this Agreement, and except in favor of the Buyer hereunder shall not create, cause to be created or permit any lien, pledge, charge, security interest, ownership interest, participation interest or any other interest of any nature whatever in respect of the Loans and related Property.

            (o) Bank Act Eligibility. To remain "eligible" to borrow from NCB pursuant to the provisions of the Bank Act.

            (p) No Changes. To make no change in the Credit and Collection Policy, which change would impair the collectibility of any material amount of the Loans; make no material change in the Credit and Collection Policy or in its current payment terms with respect to Loans without prior written consent of the Buyer, or change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-402(7) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Buyer at least 45 days' prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading; to make no material change in the terms of the Notes and Related Documents relating to the Loans without the prior written notice to and consent of the Buyer.

            (q) Security Interest. To transfer to Buyer, at Buyer's request, a security interest in all or any specified portion of that Collateral securing any Loan which was not transferred to Buyer on the applicable Closing Date (transferring to the Buyer the same interest as the Seller had and disclosed to the Buyer on the applicable Closing Date) and to provide evidence reasonably satisfactory to Buyer that all actions as are necessary or appropriate to perfect Buyer's security interest in such Collateral have been taken.

            SECTION 6.02 Special Covenant of Seller. At all times prior to the later of (i) the Termination Date or (ii) the date on which all obligations of the Seller under this Agreement and Guarantor under the Guaranty Agreement have been performed in full, Seller agrees not to (a) make or own (including a participation in) any loan to any Obligor or member of its Obligor Group unless such Obligor's or member's obligation, as the case may be, to repay such loan is subordinate to such Obligor's or member's obligation, as the case may be, to repay the Loan or Loans made to such Obligor and sold to the Buyer under this Agreement and (b) own a corporation or other business entity that makes loans to an Obligor or member of its Obligor Group if such Obligor's or member's repayment obligation on such loan is senior to its obligation to repay the Loan or Loans made to Obligor or its member and sold to the Buyer hereunder.


                              [End of Article VI]

                                  ARTICLE VII

                   SELLER OBLIGATIONS AND REPURCHASE OPTIONS

            SECTION 7.01 Purchase of Interest Rate Protection. Seller hereby agrees to provide interest rate protection for Buyer, in the form of a swap agreement, hedge, cap, guaranteed rate contract or other similar device or agreement (each, an "Interest Rate Agreement"), or any combination of the foregoing, or any other plan acceptable to Buyer (an "Interest Rate Protection Plan"), if, for any three (3) consecutive months during the term of this Agreement, the Prime Rate in effect on the LIBOR Determination Date for each such month is equal to or less than the sum of the LIBOR on such Date and 150 basis points. An Interest Rate Agreement, if any, must satisfy the following requirements: (i) have a term of 36 months (or such fewer number of months as remain in the term of this Agreement); (ii) be provided by a party or parties who is or are either rated "A" or higher by a Rating Agency or acceptable to Buyer; (iii) be accompanied by an opinion of counsel to provider to the effect that the Interest Rate Agreement is a legal, valid and binding Agreement of provider, enforceable in accordance with its terms; (iv) provide for an interest payment during each Interest Accrual Period at least equal to the related LIBOR plus 150 basis points; and (v) be delivered by the Servicer Payment Date in the month immediately following the month in which the requirement of this Section 7.01 takes effect. An Interest Rate Protection Plan must be coterminous with this Agreement.

            SECTION 7.02 Optional Repurchase of Defaulted Loans and after Obligor Default. In addition to the other repurchase obligations contained herein, Seller will have the option to repurchase any Loan sold by Seller to Buyer if (i) such Loan is a Defaulted Loan or (ii) an Obligor Default has occurred and has then been continuing for at least thirty (30) days or (iii) Buyer has received notice of any adverse event as described in Section 5.06 or
Section 6.01(f) hereof. Such Loan shall be repurchased by Seller from Buyer by the last day of the Due Period during which Seller receives notice of any such Defaulted Loan or the occurrence and continuation of an Obligor Default or notice of adverse event, as the case may be. Such repurchase shall be accomplished on the same terms as set forth in Section 2.01(e) and at the Repurchase Amount.

            SECTION 7.03 Minimal Balances. On any Payment Date, Seller may elect to repurchase all Loans for their aggregate Principal Balance, if as of such Payment Date, the aggregate Principal Balance is less than five percent (5%) of the Maximum Purchase Amount. If Seller elects to repurchase the Loans pursuant to this Section 7.03, Seller shall provide Buyer with thirty (30) days prior written notice. The Repurchase Amount shall be paid by Seller to Buyer in immediately available funds prior to 12:00 noon, Washington, D.C. time. Immediately upon the payment of the required Repurchase Amount, all right, title and interest in the Loans being repurchased shall pass to Seller and such Loans shall cease to be "Loans" for all purposes of this Agreement. Any resale of a Loan and related Property pursuant to the terms of this Section 7.03 shall constitute the simultaneous resale by Buyer and repurchase by Seller of all Loans and related Property. Any resale of a Loan and related Property pursuant to this Section 7.03 shall be without recourse or warranty of any kind except that Buyer shall be deemed to have warranted that such Loans and related Property are free and clear of all liens or claims resulting from or arising out of its acts or omissions (other than acts of Buyer resulting from Seller's failure to perform as required by this Agreement or Servicer's failure to perform as required by this Agreement) or claims of Buyer's creditors.

            SECTION 7.04 Optional Repurchase of Special Loans. United Resources, Inc., as Seller and Servicer, United Grocers, Inc., as Servicer and NCB entered into a Loan Purchase and Servicing Agreement dated as of May 13, 1994 and amended as of July 15, 1994 and September 28, 1995 (as amended and as the same may be amended from time to time, the "Existing Loan Purchase and Servicing Agreement") which provides for United Resources, Inc. to sell and NCB to purchase loans satisfying the loan eligibility requirements of the Existing Loan Purchase and Servicing Agreement, including certain Loans initially expected to be sold and purchased pursuant to this Agreement. In the event that any of the Loans relating to the Rays'/C&K Markets purchased by the Buyer pursuant to this Agreement satisfy the loan eligibility requirements of the Existing Loan Purchase and Servicing Agreement, Seller shall have the right to repurchase any such Loans having aggregate Principal Balance of not greater than $2,000,000 at the time and Repurchase Amount described in
Section 7.02. Pursuant to the terms of the Existing Loan Purchase and Servicing Agreement, Seller will have the right to sell and Buyer will have the obligation to purchase the Loans relating to the Rays'/C&K Markets on the terms specified in such Agreement.


                             [End of Article VII]

                                 ARTICLE VIII

                               SERVICER DEFAULT

            SECTION 8.01 Servicer Defaults. Any of the following acts or occurrences shall constitute "Servicer Defaults" under this Agreement.

            (a) Payment Default. Any failure by the Servicer to make any required payment, transfer, withdrawal or deposit or to give instructions or notice to the Buyer or Seller to make any required payment, transfer, withdrawal or deposit on or before the date occurring five Business Days after the date such payment, transfer, deposit or withdrawal or such notice or instruction is required to be made or given, as the case may be, under the terms of this Agreement;

            (b) Performance Default. Failure on the part of the Servicer duly to observe or perform in any material respect any of the other covenants or agreements, including the providing of accurate and timely reports as required in Article V hereof, to be performed under this Agreement which failure continues unremedied for a period of 30 days after the date on which written notice of such failure requiring the same to be remedied, shall have been given to the Servicer by the Buyer;

            (c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in respect of the Servicer or any Affiliate or Subsidiary thereof in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer or any Affiliate or Subsidiary thereof or of any substantial part of the property of the Servicer or any Affiliate or Subsidiary thereof, or ordering the winding up or liquidation of the affairs of the Servicer or any Affiliate or Subsidiary thereof and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

            (d) Voluntary Bankruptcy, Etc. The commencement by the Servicer or any Affiliate or Subsidiary thereof of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by the Servicer or any Affiliate or Subsidiary thereof, as the case may be, to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer or any Affiliate or Subsidiary thereof or of any substantial part of the property of the Servicer or any Affiliate or Subsidiary thereof or the making by the Servicer or any Affiliate or Subsidiary thereof of an assignment for the benefit of creditors or the failure by the Servicer or any Affiliate or Subsidiary thereof, as the case may be, generally to pay its debts as such debts become due or the taking of corporate action by the Servicer or any Affiliate or Subsidiary thereof, as the case may be, in furtherance of any of the foregoing; or

            (e) Insolvency, Etc. Servicer or any Affiliate or Subsidiary thereof shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Servicer or any Affiliate or Subsidiary thereof, or (iii) admit its insolvency or liability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Servicer or any Affiliate or Subsidiary thereof; or

            (f) ERISA. Servicer or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of One Million Dollars ($1,000,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) or ERISA), having aggregate Unfunded Vested Liabilities in excess of Five Million Dollars ($5,000,000) shall be filed under Title IV of ERISA by the Servicer, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans;

then, in the event of any Servicer Default, so long as the Servicer Default shall not have been remedied, the Buyer may, by notice given to the Servicer, terminate all of the rights and powers of the Servicer under this Agreement, including without limitation all rights of the Servicer to receive the Servicing Fee. Upon the giving of such notice, all rights and powers of the Servicer under this Agreement shall vest in the Buyer, and the Buyer is hereby authorized and empowered to execute and deliver on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments (including any notices to Obligors deemed necessary or advisable by the Buyer), and to do or accomplish all other acts or things necessary or appropriate to effect such vesting, and the Servicer agrees to cooperate with the Buyer in effecting the termination of the Servicer's rights and responsibilities hereunder and shall promptly provide to the successor servicer appointed under Section 8.02 (the "Successor Servicer") all documents and records (electronic and otherwise) reasonably requested to enable it to assume the servicing functions hereunder.

            SECTION 8.02 Buyer to Act; Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to
Section 8.01 or in the event of a resignation of the Servicer pursuant to
Section 5.11, the Buyer shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, however, that the Buyer shall have no obligation whatsoever in respect of any liability incurred by the Servicer at or prior to the time of receipt by the Servicer of said notice. As compensation therefor the Buyer shall be entitled to receive any and all funds, including the Servicing Fee, which the Servicer would have been entitled to receive if the Servicer had continued to act hereunder. However, if the Buyer is unable or unwilling to act as Successor Servicer hereunder, the Buyer may appoint any Person with a net worth of at least $10,000,000 and whose regular business includes the servicing of loans similar to the Loans as the Successor Servicer hereunder in the assumption of all or part of the servicing functions hereunder. In connection with such appointment and assumption, the Buyer may make such arrangements for the compensation of such Successor Servicer from payments on the Loans and related Property as the Buyer and such Successor Servicer shall agree; provided, that no such compensation shall be in excess of that permitted the Servicer hereunder or such amount as is commercially reasonable at the time in question. The Buyer and such Successor Servicer shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

            SECTION 8.03 Effects of Servicing Transfer. (a) Upon any termination of the rights and powers of the Servicer pursuant to either
Section 5.14 or Section 8.01 and the Buyer's succeeding to the rights and obligations of the Servicer hereunder, the Buyer can unilaterally terminate this Agreement.

            (b) Upon any termination of the rights and powers of the Servicer pursuant to either Section 5.14 or Section 8.01 and the vesting in either the Buyer or a Successor Servicer of the rights and obligations of the Servicer as described in Section 8.01 and 8.02, the Servicer shall have no additional obligations or liabilities for acts or omissions of the Successor Servicer or otherwise relating to its performance of its obligations under this Agreement after the date of such termination.

            (c) Upon the occurrence and continuation of any Servicer Default, the Buyer shall not be required to pay the Servicer the Servicing Fee. Further, upon the occurrence and continuation of a Servicer Default (other than a Servicer Default under Section 8.01(b)), the Buyer shall not be required to pay the Guarantor the Guaranty Fee.

                             [End of Article VIII]

                                  ARTICLE IX

                              TERMINATION EVENTS

            SECTION 9.01 Termination Events. The occurrence of any of the following events shall constitute a "Termination Event" hereunder.

            (a) Breach of Covenant. Seller shall fail to perform or observe any covenant, obligation or term of Articles VI or X or of Section 2.01(e), 2.02, 3.02, 4.05 or 7.01 of this Agreement and, except in the case of a breach of Section 6.01(c) or Section 6.01(f)(iii), (iv) or (v), such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Seller by the Buyer; or

            (b) Guarantor Defaults. Guarantor shall fail to perform or observe any obligation, covenant or term of the Guaranty Agreement and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Guarantor by Buyer; or

            (c) Voluntary Bankruptcy, Etc. Either Seller, Guarantor or any Subsidiary or Affiliate of Seller or Guarantor shall: (1) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or (2) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

            (d) Involuntary Bankruptcy, Etc. An order for relief shall be entered against either Seller, Guarantor or any Subsidiary or Affiliate of Seller or Guarantor under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Seller, Guarantor or any Affiliate or Subsidiary of Seller or Guarantor, or of any substantial part of the property of Seller, Guarantor, or any Affiliate or Subsidiary, as the case may be, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of one hundred twenty (120) days after the filing of any involuntary petition against it seeking any of the relief specified in
Section 9.01(c) or this Section 9.01(d) without the petition being dismissed prior to that time; or

            (e) Insolvency, Etc. Either Seller, Guarantor or any Affiliate or Subsidiary of the Seller or Guarantor shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Seller, Guarantor, or any Affiliate or Subsidiary, as the case may be, or (iii) admit its insolvency or liability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Seller, Guarantor, or any Affiliate or Subsidiary, as the case may be; or

            (f) ERISA. Either Seller or Guarantor or any member of the Controlled Group shall fail to pay when due an amount amounts aggregating in excess of One Million Dollars ($1,000,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) or ERISA), having aggregate Unfunded Vested Liabilities in excess of Five Million Dollars ($5,000,000) shall be filed under Title IV of ERISA by Seller or Guarantor, as the case may be, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans.

            (g) Servicer Default. A Servicer Default shall occur and such Servicer Default would materially and adversely affect the interest of the Buyer.

            (h) Termination Event under Existing Loan Purchase Agreement. A Termination Event under the Existing Loan Purchase Agreement shall have occurred and be continuing.

            SECTION 9.02 Consequences of Termination Event. If any Termination Event shall occur and be continuing, then in any such case and at any time thereafter so long as any such Termination Event shall be continuing, the Buyer may, at its option, immediately terminate the Buyer's commitment to accept Renewal Notes and to make any Incremental Purchases hereunder.

            In addition, upon the occurrence of any Termination Event specified in (c), (d) or (e) of Section 9.01 or a Termination Event arising out of Servicer's or Guarantor's insolvency or involvement in a voluntary or involuntary bankruptcy proceeding, subject to the provisions of Section 10.13, this Agreement shall automatically and immediately terminate.

            Thereafter, and before exercising any other remedies provided herein or by applicable law, Buyer may, at its option, require that Seller repurchase all Loans and related Property Notes for the Repurchase Amount within two 2 Business Days of receipt of notice from the Buyer of its election to cause the repurchase of all Loans. In addition, Buyer may pursue all other rights and remedies available herein and by applicable law including, without limitation, its rights to pursue collection from the Seller in an amount equal to the applicable Repurchase Amount.

            SECTION 9.03 Remedies of a Secured Party. Following the occurrence of a Termination Event, the Buyer shall have all remedies provided by law and without limiting the generality of the foregoing shall have the following remedies: (a) the remedies of a secured party under the Uniform Commercial Code; (b) the right to make notification and pursue collection or, at Buyer's option, to sell or cause Servicer, as agent for the Buyer, to sell all or any part of the Loans and related Property; (c) the right to exercise all of owner's or secured party's rights under the Loans and related Property; and (d) to the extent that notice shall be required by law to be given, Seller agrees that a period of twenty (20) days from the time the notice is sent shall be a reasonable period of notification of a sale or other, disposition of the Loans and related Property.


                              [End of Article IX]

                                   ARTICLE X

                                 MISCELLANEOUS

            SECTION 10.01 Further Assurances. Each party hereto agrees to execute and deliver to the other party and to perform all such other acts as the other party may reasonably request to carry out the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer agrees to endorse without recourse the Note related to any Loan being resold to Seller pursuant to Articles II, IV or VII, and to execute assignments and related Uniform Commercial Code financing statements to evidence the assignment of the Related Documents to Seller.

            SECTION 10.02     Indemnities.      (a)  Seller will defend and
hereby indemnify Buyer and its successors, assigns, servants and agents (hereinafter "Indemnitees") against and agree to protect, save and keep harmless and make whole each thereof, from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs (including any net increase in the tax liability of an Indemnitee resulting from its receipt of indemnity payments made under this Section 10.02), expenses and disbursements, including reasonable attorneys' fees, of whatsoever kind and nature imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of (i) this Agreement or any of the documents entered into in connection herewith; (ii) the Buyer's interest in the Loans or related Property purchased or accepted hereunder or the enforcement of any claims thereunder; (iii) any claim made by any Obligor, or any other party, related to the Loans or related Property purchased or accepted hereunder, or the administration of the transactions evidenced by such Loans and related Property or related to any other transactions between the Obligors or their affiliates and the Seller or its affiliates; or (iv) any environmental claim or liability relating to any real property securing any Loans.

            (b) The foregoing indemnities with regard to any particular Indemnitee shall not extend to any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement (i) that results from the willful misconduct or gross negligence of such Indemnitee or from any breach of any representation or warranty made by such Indemnitee herein; (ii) that constitutes any tax based on any Indemnitee's net income, items of tax preference or gross receipts (except with respect to indemnity payments hereunder); or (iii) that consists of the failure of any Obligor to pay its obligations under the Notes as they become due unless such failure results from a claim of such Obligor against Seller, Guarantor, Servicer or any Subsidiary or Affiliate of any of them, or Buyer otherwise indemnified against hereunder. Any indemnity payments required under this Section 10.02 shall be paid within thirty (30) days following notice thereof from the Indemnitee to Seller (which notice shall describe in reasonable detail the matter with respect to which indemnification is required and shall set forth the computation used in determining the amount of the indemnity payment). All of the rights and privileges of each Indemnitee under this Section 10.02, and the rights, privileges and obligations of Seller hereunder, shall survive the expiration or other termination of this Agreement.

            SECTION 10.03 No Waiver: Remedies Cumulative. No failure by the Seller or Buyer to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

            SECTION 10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            SECTION 10.05 Consent to Jurisdiction: Waiver of Immunities. The Buyer and Seller hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the District of Columbia or the State of Oregon in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement and irrevocably waive to the fullest extent permitted by law any objection which they may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waive any claim that any such forum is an inconvenient forum. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

            SECTION 10.06 Notices. All notices and other communications provided for in this Agreement shall be in writing or (unless otherwise specified) by telex, telegram or cable and shall be sent for next Business Day delivery to each party at the address set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

            SECTION 10.07 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns. Notwithstanding the foregoing, no party may assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of the other parties, and any such assignment or transfer purported to be made without such consent shall be ineffective. In addition, Buyer may not sell the Loans and related Property or participations therein without the consent of the Seller, except that by executing this Loan Purchase and Servicing Agreement, Seller shall be deemed to have consented to the sale and assignment of the Loans and related Property to NCB Retail Finance Corporation, a special purpose corporation established by Buyer.

            SECTION 10.08 Capital Markets Funding. Seller hereby agrees to cooperate with Buyer in making such modifications to this Agreement and the Related Documents, in executing such other documents and certificates, in causing to be prepared and delivered such opinions, certificates, financial reports and letters, and in taking such other actions, including changing accounting firms, as are reasonably necessary to achieve capital markets funding of the Loans and the related Property or to improve the execution of such funding.

            SECTION 10.09 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

            SECTION 10.10 Attorney's Fees. In the event it is necessary for any party hereto or its Successors or assigns to institute suit in connection with this Agreement or the breach thereof, the prevailing party in such suit shall be entitled to reimbursement for its reasonable costs, expenses and attorney's fees incurred including fees incurred on any appeal.

            SECTION 10.11 Setoff. In addition to any rights now or hereafter granted under applicable law, upon the occurrence of any Termination Event or Servicer Default, Buyer is hereby authorized by Seller at any time, without notice to Seller, to set off and to appropriate and to apply to the amounts then owed by Seller or Servicer hereunder or by Guarantor under the Guaranty Agreement, as the case may be, to Buyer any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by Buyer to Seller.

            SECTION 10.12 Limitation on Third Party Beneficiaries. No provision, warranty, representation, or agreement herein, whether express or implied, is intended to or shall be construed as conferring upon any Person not a party hereto (including, without limitation, any Obligor) any rights or remedies whatsoever.

            SECTION 10.13 Term of Agreement. This Agreement shall terminate upon the earlier to occur of (i) the reduction of the aggregate Principal Balance of the Loans (including Liquidated Loans as to which there remain unpaid Liquidation Losses) to zero or (ii) the date on which this Agreement is automatically terminated following the occurrence of any of the specified Termination Events pursuant to Section 9.02; provided, however, that
(a) the rights accrued to the Buyer prior to such termination, (b) the obligations of the Guarantor under the Guaranty Agreement and (c) the indemnification provisions set forth in Section 10.02 shall be continuing and shall survive any termination of this Agreement.

            SECTION 10.14 Entire Agreement; Amendment. This Agreement comprises the entire agreement of the parties and may not be amended or modified except by written agreement of the parties hereto. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

            SECTION 10.15 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

            SECTION 10.16 Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all parties hereto shall be deemed to constitute a complete, executed original for all purposes.


                              [End of Article X]

            IN WITNESS WHEREOF, the parties hereto have caused this Loan Purchase and Servicing Agreement (Holdback Program) to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

                              UNITED RESOURCES, INC., as Seller
                              and Servicer

                              By /s/ George P. Fleming
                                    Its President


                              By /s/ Alan C. Jones
                                    Its Alan C. Jones, V. P.


                              Notice Address:
                                    6433 S.E. Lake Road
                                    Portland, Oregon  97222
                                    Attention:  President


                              NATIONAL CONSUMER COOPERATIVE BANK,
                              as Buyer


                              By
                                    Its


                              By
                                    Its


                              Notice Address:
                                    1401 Eye Street, N.W.
                                    Suite 700
                                    Washington, D.C.  20005



ACKNOWLEDGEMENTS:

UNITED GROCERS, INC.,
  as Guarantor


By /s/ Alan C. Jones
      Its Alan C. Jones, President


By /s/ George P. Fleming
      Its Asst. Secretary

                                                                Execution Copy














                              GUARANTY AGREEMENT
                              (Holdback Program)

                                  dated as of


                              September 28, 1995


                                    between



                             UNITED GROCERS, INC.
                                 as Guarantor


                                      and


                      NATIONAL CONSUMER COOPERATIVE BANK
                                   as Buyer

                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE I

                                  DEFINITIONS

      Section 1.1 Defined Terms. . . . . . . . . . . . . . . . . . . . . .   2

                                  ARTICLE II

                            GUARANTOR AND GUARANTY

      Section 2.01      Guarantor's Guaranty and Repurchase
                        Guaranty . . . . . . . . . . . . . . . . . . . . .   3
      Section 2.02      Computation and Payment of Guaranty
                        Fees . . . . . . . . . . . . . . . . . . . . . . .   3

                                  ARTICLE III

                   GUARANTOR REPRESENTATIONS AND WARRANTIES

      Section 3.01      Guarantor Representations and
                        Warranties . . . . . . . . . . . . . . . . . . . .   3

                                  ARTICLE IV

                            COVENANTS OF GUARANTOR

                                   ARTICLE V

                              GUARANTOR DEFAULTS

      Section 5.01      Guarantor Defaults . . . . . . . . . . . . . . . .  10

                                  ARTICLE VI

                                 MISCELLANEOUS

      Section 6.01      Further Assurances . . . . . . . . . . . . . . . .  12
      Section 6.02      Indemnities. . . . . . . . . . . . . . . . . . . .  12
      Section 6.03      No Waiver: Remedies Cumulative . . . . . . . . . .  13
      Section 6.04      Governing Law. . . . . . . . . . . . . . . . . . .  13
      Section 6.05      Consent to Jurisdiction: Waiver of
                        Immunities . . . . . . . . . . . . . . . . . . . .  13
      Section 6.06      Notices. . . . . . . . . . . . . . . . . . . . . .  13
      Section 6.07      Assignment . . . . . . . . . . . . . . . . . . . .  13
      Section 6.08      Capital Markets Funding. . . . . . . . . . . . . .  14
      Section 6.09      Severability . . . . . . . . . . . . . . . . . . .  14
      Section 6.10      Attorney's Fees. . . . . . . . . . . . . . . . . .  14
      Section 6.11      Setoff . . . . . . . . . . . . . . . . . . . . . .  14
      Section 6.12      Limitation on Third Party Beneficiaries. . . . . .  14
      Section 6.13      Continuing Agreement . . . . . . . . . . . . . . .  15
      Section 6.14      Entire Agreement: Amendment. . . . . . . . . . . .  15
      Section 6.15      Headings . . . . . . . . . . . . . . . . . . . . . .15
      Section 6.16      Counterparts . . . . . . . . . . . . . . . . . . . .15

      Exhibit A - Information Regarding Litigation, Etc.

                              GUARANTY AGREEMENT

            This GUARANTY AGREEMENT (Holdback Program) is executed as of September 28, 1995 between UNITED GROCERS, INC., an Oregon corporation, as guarantor (the "Guarantor") and NATIONAL CONSUMER COOPERATIVE BANK, a financial institution organized under the laws of the United States ("Buyer").


                                   PREAMBLES

            WHEREAS, United Resources, Inc., as Seller and Servicer ("United Resources"), and the Buyer are entering into as of the date hereof a certain Loan Purchase and Servicing Agreement (Holdback Program) (the "Holdback Loan Purchase Agreement") which provides for United Resources to sell and Buyer to purchase loans (the "Loans" or "Holdback Loans") satisfying the loan eligibility and other requirements of the Holdback Loan Purchase Agreement; and

            WHEREAS, United Resources, as Seller and Servicer, the Guarantor and the Buyer entered into a certain Loan Purchase and Servicing Agreement dated as of May 13, 1994 and amended as of July 15, 1994 and as of September 28, 1995 (as amended and as the same may be from time to time amended, the "Existing Loan Purchase Agreement") which provides for United Resources to sell and Buyer to purchase loans ("Existing Agreement Loans") satisfying the loan eligibility and other requirements of the Existing Loan Purchase Agreement; and

            WHEREAS, in order to induce the Buyer to enter into the Holdback Loan Purchase Agreement and the Existing Loan Purchase Agreement, the Guarantor agreed to provide certain guaranties with respect to the Loans and the Seller's obligations under the Holdback Loan Purchase Agreement and the Existing Loan Purchase Agreement; and

            WHEREAS, the guaranty provisions relating to the Existing Loan Purchase Agreement are currently included in Article VII of the Existing Loan Purchase Agreement; and

            WHEREAS, the parties have determined to enter into this Guaranty Agreement (this "Agreement") in which the guaranty provisions relating to the Holdback Loan Purchase Agreement will be set out; and

            WHEREAS, the Guarantor has agreed to make available to the Buyer the "Guaranty Amount" under the Existing Loan Purchase Agreement (herein, the "Existing Guaranty Amount") to the extent the "Guaranty Amount" provided in this Agreement is exhausted and conversely, to make available to the Buyer, the Guaranty Amount provided in this Agreement to the extent the Existing Guaranty Amount is exhausted; and

            WHEREAS, the Buyer has agreed to accept the guaranty provisions described in these Preambles and the Buyer, Guarantor and Seller have executed an amendment to the Existing Loan Purchase Agreement to, among other things, reflect such provisions and the Buyer and Guarantor desire to execute this Agreement to reflect such provisions.

            NOW, THEREFORE, for full and fair consideration, the parties hereto agree that this Guaranty Agreement shall read as follows:


                                   ARTICLE I

                                  DEFINITIONS

            Section 1.01 Defined Terms. Terms used herein and not otherwise defined shall have the meanings given in Article I of the Holdback Loan Purchase Agreement. In addition, the following terms, as used herein, have the following meanings:

            "Consolidated Net Tangible Assets" shall have the meaning given in clause (j) of Article IV.

            "Existing Guaranty" shall mean the "Guaranty" provided by the Guarantor in accordance with Article VII of the Existing Loan Purchase Agreement.

            "Existing Guaranty Amount" shall mean the "Guaranty Amount" available under the Existing Loan Purchase Agreement.

            "Fixed Charge Coverage" shall have the meaning provided in clause
(i) of Article IV.

            "Guaranty" shall mean the first loss guaranty of Liquidation Losses provided by Guarantor in accordance with Section 2.01(a) of this Agreement.

            "Guaranty Amount" shall mean, at any time, an amount equal to (a) the sum of forty nine percent (49%) of the Principal Balance of each Loan as of the applicable Closing Date, minus (b) all amounts previously paid hereunder by Guarantor to Buyer pursuant to the Guaranty or the Existing Guaranty.

            "Guaranty Fee" shall have the meaning given in Section 2.02 of this Agreement.

            "Guaranty Payments" shall mean the amounts paid by Guarantor to the Buyer pursuant to the Guaranty or the Repurchase Guaranty, as applicable.

            "Repurchase Guaranty" shall mean the guaranty of Seller's repurchase obligation provided by the Guarantor pursuant to Section 2.01(b) of this Agreement.


                                  ARTICLE II

                            GUARANTOR AND GUARANTY

            Section 2.01 Guarantor's Guaranty and Repurchase Guaranty. In order to induce Buyer to purchase the Loans, Guarantor hereby agrees to provide the following guaranties:

            (a) Guarantor hereby agrees to provide to the Buyer a Guaranty of Liquidation Losses, equal at any time to the then current Guaranty Amount. Following (i) the earlier of (A) the collection of all Liquidation Proceeds, Insurance Proceeds and other amounts with respect to a Defaulted Loan and (B) a Defaulted Loan being deemed a Liquidated Loan, and (ii) determination of Liquidation Loss thereon (which in the case of a Defaulted Loan deemed a Liquidated Loan may be the full Principal Balance of such Loan), the Buyer shall notify Guarantor of the amount of Liquidation Loss and, within five (5) Business Days of receipt of such notice, Guarantor shall make a Guaranty Payment to the Buyer in the amount of such Liquidation Loss; provided, however, that Guarantor's obligation to make a Guaranty Payment shall be limited to first, the then available Guaranty Amount, and if the Guaranty Amount is exhausted, the then available Existing Guaranty Amount.

            (b) Guarantor hereby agrees to provide to the Buyer a Repurchase Guaranty of Seller's repurchase obligation pursuant to Section 2.01(e), 2.02(c), 3.02, 4.05 and 9.02 of the Holdback Loan Purchase Agreement. If the Buyer shall not have received the Repurchase Amount on the day on which due and shall have so notified the Guarantor and the Seller, within two Business Days of receipt of such notice, Guarantor shall make a Guaranty Payment to the Buyer in the amount of such Repurchase Amount.

            Section 2.02 Computation and Payment of Guaranty Fees. On each Payment Date, the Buyer shall remit to the Guarantor as a guaranty fee (the "Guaranty Fee"), the amount, if any, by which (a) the amount to the sum of total Collections and other Available Funds received during, or attributable to, the related Due Period exceeds (b) the sum of the Periodic Payment and the Servicing Fee. Upon the occurrence and continuation of a Servicer Default under the Holdback Loan Purchase Agreement (other than a Servicer Default under Section 8.01(b) thereof) or a Guarantor Default, the Guarantor shall no longer be entitled to receive the Guaranty Fee.


                                  ARTICLE III

                   GUARANTOR REPRESENTATIONS AND WARRANTIES

            Section 3.01 Guarantor Representations and Warranties. The Guarantor hereby represents and warrants to, and agrees as follows as of each Closing Date and as of the date of execution of this Agreement:

            (a) The Guarantor is duly organized and is validly existing and in good standing as an Oregon corporation, with corporate power and authority to own its properties and to transact the business in which it is now engaged; the Guarantor is duly qualified to do business and is in good standing in each State of the United States where the nature of its business requires it to be so qualified; and the Guarantor is doing business only under the corporate and "doing business as" names listed on Exhibit F to the Holdback Loan Purchase Agreement.

            (b) The performance of Guarantor's obligations under this Agreement, and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Guarantor or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement (other than this Agreement) or instrument to which it or any of its Subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Certificate of Incorporation or By-Laws or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body is required for the consummation of the other transactions contemplated by this Agreement.

            (c) This Agreement has been duly authorized, executed and delivered by Guarantor and this Agreement is the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

            (d) The Guarantor is "eligible" in Section 3015 to borrow from NCB pursuant to the provisions of the Bank Act.

            (e) Except as described in Exhibit A hereto, there are no actions, proceedings, investigations, or claims against or affecting Guarantor now pending before any court, arbitrator or other Governmental Authority (nor to the knowledge of Guarantor has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Guarantor would be likely to have a material adverse effect on the financial condition or operations of Guarantor or on Guarantor's ability to perform its obligations under this Agreement. With respect to the litigation described in Exhibit A hereto, a determination in such litigation that is materially adverse to the Guarantor would not have a material adverse effect on the financial condition or operations of Guarantor or on Guarantor's ability to perform its obligations under this Agreement.


                                  ARTICLE IV

                            COVENANTS OF GUARANTOR

            At all times prior to the later of (i) the Termination Date or
(ii) the date on which all obligations of the Seller under the Holdback Loan Purchase Agreement and Guarantor under this Agreement and the Existing Loan Purchase Agreement have been performed in full, Guarantor agrees to do all of the following unless the Buyer shall otherwise consent in writing.

            (a) Preservation of Corporate Existence, Etc. To preserve and maintain its corporate existence, rights, and privileges in the jurisdiction of its incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of Guarantor or the ownership of its properties.

            (b) Compliance with Laws. To comply in all material respects with all laws, regulations, rules and orders of Governmental Authorities applicable to Guarantor or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

            (c) Other Obligations. To pay and discharge before the same shall become delinquent (after giving effect to all applicable grace periods) all Debt, taxes and other obligations for which Guarantor is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon the assets of Guarantor, except any thereof whose validity or amount is being contested in good faith by the Guarantor in appropriate proceedings, and except other Debt, taxes and other obligations which, in the aggregate do not exceed One Million Dollars ($1,000,000); provided, however, that this covenant shall not extend to any obligation of Guarantor identified in clause (n) below.

            (d) Financial Information. To deliver to Buyer (i) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Guarantor, the consolidated balance sheet of the Guarantor as of the end of such fiscal year and the related statements of income and retained earnings and statement of changes in the financial position of the Guarantor for such year, accompanied by the audit report thereon by independent, certified public accountants (which report shall be prepared in accordance with U.S. GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of the Guarantor's records and shall contain no disclaimer of opinion or adverse opinion) and an Annual Report on Form 10-K for such year filed by the Guarantor with the Securities and Exchange Commission; (ii) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter of the Guarantor, the unaudited balance sheet and statement of income and retained earnings of the Guarantor as of the end of such fiscal quarter (including the fiscal year to the end of such fiscal quarter), accompanied by a certificate of the chief financial officer of the Guarantor, that such unaudited balance sheet and statement of income and retained earnings have been prepared in accordance with U.S. GAAP and present fairly the financial position and the results of operations of the Guarantor, as of the end of and for such fiscal quarter and setting forth calculations demonstrating that at the end of such quarter the Guarantor was in compliance with clauses (h) through (l) and (n) of this
Article IV, inclusive; (iii) within one hundred twenty (120) days after the close of each fiscal year of the Guarantor, a certificate signed by the chief financial officer of the Guarantor stating that as of the close of such fiscal year no Termination Event or Servicer Default or other event which, with notice or lapse of time or both would have become a Termination Event or Servicer Default had occurred and was continuing; (iv) within one hundred twenty (120) days after the end of each fiscal year of Guarantor, a report setting forth information relating to the portfolio of loans originated or acquired by Guarantor and each of its Subsidiaries and Affiliates (other than United Resources, Inc.) in the ordinary course of their respective businesses and owned by Guarantor and each of its Subsidiaries and Affiliates (other than United Resources, Inc.) during the related fiscal year, including loan balances by types of loans, numbers of loans by types of loans, interest rates of loans by type and loss and delinquency experience; and (v) such other statements, reports and other information as Buyer may reasonably request concerning the financial condition and the servicing and collection operations of the Guarantor; provided, however, that if either the Guarantor or any of its Subsidiaries or Affiliates (as specified) does not originate and/or service loans of the kind sold and assigned by Seller pursuant to the Holdback Loan Purchase Agreement, the covenants in subsections (iv) and (v) of this subsection (d) shall be satisfied by a certification of a Responsible Officer to the effect that during the preceding fiscal year, Guarantor or the specified Subsidiary or Affiliate did not originate or service loans.

            (e) Notification. Promptly after learning thereof, to notify Buyer of (i) the details of any action, proceeding, investigation or claim against or affecting the Guarantor instituted before any court, arbitrator or Governmental Authority or, to the Guarantor's knowledge threatened to be instituted, which, after taking into account the likelihood of success, might reasonably result in a judgment or order against Guarantor (in excess of insurance coverage and when combined with all other pending or threatened claims) of more than One Million Dollars ($1,000,000); (ii) if the Guarantor or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1)(2)(5)(6) of Section 403 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "Reportable Event" as defined in subsection (c)(2) of Section 4043 of ERISA and the Guarantor attains knowledge thereof) which might constitute grounds for termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;
(iii) any representation or warranty set forth in Article III of this Agreement which proves to have been incorrect in any material respect when made; (iv) Seller's material breach of its obligations under the Holdback Loan Purchase Agreement, Guarantor's material breach of its obligations under this Agreement or Servicer's material breach of its obligations under the Servicing Agreement; or (v) the occurrence of any Servicer Default or Termination Event or other event which, with notice or lapse of time or both, would constitute a Servicer Default or Termination Event.

            (f) Additional Acts. From time to time, to obtain and promptly furnish to Buyer evidence of all such Government Approvals as may be required to enable the Guarantor to comply with its obligations under this Agreement.

            (g) Working Capital. To maintain, on a consolidated basis, a ratio of current assets to current liabilities of at least 1.3 to 1.0. For purposes of this subsection current assets shall not include (i) any deferred assets other than prepaid items such as insurance, taxes or other similar items; (ii) any amounts due from corporations which are subsidiaries of or otherwise affiliated with the Guarantor; and (iii) an amount equal to the appropriate deduction for depreciation, depletions, obsolescence, amortization, valuation, contingency or other reserves determined in accordance with generally accepted accounting principles. For purposes of this subsection, current liabilities shall not include Funded Debt maturing within one year from the date of determination whether or not extendable at the option of the Guarantor.

            (h) Member Notes Receivable Ratio. To maintain on a consolidated basis at all times, the Guarantor Member Portfolio at less than 150% of Consolidated Tangible Net Worth. "Guarantor Member Portfolio" means the sum of (i) all Debt of members to Guarantor or any of its Subsidiaries, including Seller, which have not been sold; plus (ii) all investments by Guarantor or any of its Subsidiaries, including Seller, in Guarantor's members; plus (iii) all indebtedness of members to Guarantor or any of its Subsidiaries, including Seller, which have been sold with recourse to Guarantor or any of its Subsidiaries, including Seller, at 50% or greater.

            (i) Fixed Charge Coverage. To maintain on a consolidated basis a ratio of Fixed Charge Coverage (for the four most recent fiscal quarters) of at least 1.4 to 1.0. "Fixed Charge Coverage" means for any period the ratio derived from dividing (a) the sum of net income for such period (before income taxes, patronage dividends, and extraordinary items) plus Fixed Charges by (b) Fixed Charges. "Fixed Charges" means the sum of (a) interest expense on Funded Debt, (b) the amortization of any discount applied in advancing Funded Debt to Guarantor and (c) gross rental expense net of any lease or sublease entered into by Guarantor if Guarantor has in turn subleased the related leased or subleased property to any of Guarantor's Subsidiaries, Affiliates or members for a payment obligation at least equal to Guarantor's on the first lease or sublease and the Subsidiary, Affiliate or member is current on its payment obligations on the sublease.

            (j) Liens and Sales. Not to create, assume or suffer to exist any lien, security interest or other encumbrance except (i) liens on the Guarantor's properties securing mortgage indebtedness relating to such properties, as the case may be, and any extensions, refinancing or renewals thereof in an amount not exceeding the amount of such indebtedness prior to such extension, refinancing or renewal; (ii) capital lease obligations; (iii) liens to secure indebtedness for the deferred price of property acquired after the date hereof, but only if such liens are limited to such property and its proceeds; (iv) liens imposed by law (such as mechanic's liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which are being contested in good faith by appropriate proceeding upon stay of execution of the enforcement thereof; or (v) deposits or pledges under workmen's compensation, unemployment insurance, social security or similar laws or made to secure the performance of bids, tenders, contracts (except for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business. Notwithstanding the foregoing, the total amount secured by all such liens, security interests or other encumbrances shall not at any time exceed 15% of Guarantor's Consolidated Net Tangible Assets as of such time. "Consolidated Net Tangible Assets" shall be, on a consolidated basis, the difference between total assets and current liabilities, excluding, however, from the determination of total assets (i) all assets which should be classified as intangible assets (such as good will, patents, trademarks, copyrights and franchises) and (ii) to the extent not already deducted from total assets, all reserves including those for deferred income taxes, depreciation, obsolescence or amortization of properties and (iii) all capital stock or other investments by the Guarantor in any direct or indirect subsidiary of Guarantor other than in (x) any offshore investment subsidiary, or (y) a subsidiary having all or substantially all of its operations in the United States.

            (k) Minimum Capital and Subordinated Debt. To maintain the sum of Subordinated Debt and Consolidated Tangible Net Worth at a total of not less than $70,000,000.

            (l) Liquidation, Merger, Sale of Assets, Etc. To not liquidate, dissolve or enter into any merger, consolidation, joint venture, partnership or other combination nor sell, lease, dispose of such portion of its business or assets (excepting sales of goods in the ordinary course of business and sales of Loans under this Agreement) as constitutes a substantial portion thereof provided, however, so long as no Termination Event or event which with the passage of time or the giving of notice or both would constitute a Termination Event shall have occurred and be continuing or will occur as a result of such merger or consolidation, Guarantor may merge or consolidate with any Person or sell all or substantially all of its business or assets to any other Person so long as (A)(1) the Guarantor shall be the surviving or continuing corporation, or (2) if the Guarantor shall not be the surviving or continuing corporation or shall sell substantially all of its assets to a Person, such surviving, continuing or purchasing Person shall be incorporated under the laws of the United States or any jurisdiction thereof and shall assume in writing all obligations of the Guarantor under this Agreement, shall be eligible to borrow form NCB under the provisions of the Bank Act and shall satisfy the financial covenants set forth in clauses (g), (h), (i) and (k) of this Article IV, and (B) at the time of such consolidation, merger or sale and after giving effect thereto, no Termination Event shall have occurred and be continuing. Without limitation on the foregoing, the Guarantor, and its consolidated subsidiaries, will not during any four consecutive calendar quarters sell in excess of 10% of their Consolidated Net Tangible Assets unless the proceeds of such sale or sales are reinvested within 12 months in assets to be owned and utilized by the Guarantor in the ordinary course of its business; provided, however, in determining compliance with the foregoing requirement, sales of the following assets will be disregarded: (a) individual assets having a book value of less than $25,000 and (b) indebtedness of Guarantor's members to Guarantor sold under this Agreement.

            (m) Transactions with Affiliates. To not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property) with any of Guarantor's Affiliates, on terms that are less favorable to Guarantor than those which might be obtained at the time from Persons who are not Affiliates.

            (n) ERISA Compliance. To not and not allow any member of its Controlled Groups or any Plan of any of them to: (i) engage in any "prohibited transaction" as such term is defined in Section 4.06 or Section 2003(a) of ERISA; (ii) incur any "accumulated funding deficiencies" (as such term is defined in Section 3.02 of ERISA) whether or not waived; (iii) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Guarantor, or any member of its Controlled Group pursuant to
Section 4068 of ERISA; or (iv) violate state or federal securities laws applicable to any Plan.

            (o) Subordinate Position. To (i) make or own (including a participation) no loan to any Obligor or member of its Obligor Group unless such Obligor's or member's obligations, as the case may be, to repay such loan is subordinate to such Obligor's or member's obligation, as the case may be, to repay the Loan or Loans made to such Obligor and sold by the Seller to the Buyer under the Holdback Loan Purchase Agreement and (ii) own no corporation or other business entity that makes loans to any Obligor or member of its Obligor Group if such Obligor's or members repayment obligation on such loan is senior to its payment obligation to the Loan or Loans made to Obligor or its member and sold to Buyer under the Holdback Loan Purchase Agreement.

            (p) NCB Borrower Eligibility. To maintain its status as an "eligible" borrower under the provisions of the Bank Act.


                                   ARTICLE V

                              GUARANTOR DEFAULTS

            Section 5.01 Guarantor Defaults. Any of the following acts or occurrences shall constitute "Guarantor Defaults" under this Agreement.

            (a) Guaranty Default. Guarantor shall fail to make any payments due under the Guaranty, Repurchase Guaranty or Existing Guaranty and such failure shall remain unremedied for five (5) Business Days after written notice thereof shall have been given to Guarantor by Buyer; or

            (b) Performance Default. Guarantor shall fail to perform or observe any other obligation, covenant or term of this Agreement and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Guarantor by Buyer; or

            (c) Voluntary Bankruptcy, Etc. Guarantor shall: (1) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or (2) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

            (d) Involuntary Bankruptcy, Etc. An order for relief shall be entered against Guarantor under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Guarantor, or of any substantial part of the property of Guarantor, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of one hundred twenty (120) days after the filing of any involuntary petition against it seeking any of the relief specified in Section 5.01(c) or this Section 5.01(d) without the petition being dismissed prior to that time; or

            (e) Insolvency, Etc. Guarantor shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Guarantor or (iii) admit its insolvency or liability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Guarantor then, in the event of any Guarantor Default specified in (a) above, so long as the Guarantor Default shall not have been remedied, the Buyer may, by notice to the Servicer, terminate all of the rights of the Guarantor under this Agreement, and, in the event of a Guarantor Default specified in (b), (c) or (d) above, the Buyer shall immediately and automatically terminate the rights of the Guarantor under this Agreement. In addition, the Buyer shall have the right, upon the occurrence of a Guarantor Default, to pursue all legal remedies available to it.


                                  ARTICLE VI

                                 MISCELLANEOUS

            Section 6.01 Further Assurances. Each party hereto agrees to execute and deliver to the other party and to perform all such other acts as the other party may reasonably request to carry out the transactions contemplated by this Agreement.

            Section 6.02 Indemnities. (a) Guarantor will defend and hereby indemnify Buyer and its successors, assigns, servants and agents (hereinafter "Indemnities") against and agree to protect, save and keep harmless and make whole each thereof, from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs (including any net increase in the tax liability of an Indemnitee resulting from its receipt of indemnity payments made under this Section 5.02), expenses and disbursements, including reasonable attorneys' fees, of whatsoever kind and nature imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of (i) this Agreement, the Holdback Loan Purchase Agreement, or any of the documents entered into in connection with any of them; (ii) the Buyer's interest in the Loans or related Property purchased or accepted under the Holdback Loan Purchase Agreement or the enforcement of any claims thereunder; (iii) any claim made by any Obligor, or any other party, related to the Loans or related Property purchased or accepted hereunder, or the administration of the transactions evidenced by such Loans and related Property or related to any other transactions between the Obligors or their affiliates and the Seller or its affiliates; or (iv) any environmental claim or liability relating to any real property securing any Loans.

            (b) For any claims arising against United Resources, Inc. in its capacity as the Servicer, the Guarantor will defend and hereby indemnify the Buyer, its directors, officers, employees and agents, against any and all costs, expenses, losses, damages, claims and liabilities in respect of any grossly negligent action taken by, or grossly negligent omission of, the Servicer with respect to its servicing obligations under the Loan Purchase Agreement.

            (c) The foregoing indemnities with regard to any particular Indemnitee shall not extend to any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement (i) that results from the willful misconduct or gross negligence of such Indemnitee or from any breach of any representation or warranty made by such Indemnitee herein; (ii) that constitutes any tax based on any Indemnitee's net income, items of tax preference or gross receipts (except with respect to indemnity payments hereunder); or (iii) that consists of the failure of any Obligor to pay its obligations under the Notes as they become due unless such failure results from a claim of such Obligor against Seller, Guarantor, Servicer or any Subsidiary or Affiliate of any of them, or Buyer otherwise indemnified against hereunder. Any indemnity payments required under this Section 6.02 shall be paid within thirty (30) days following notice thereof from the Indemnitee to Guarantor (which notice shall describe in reasonable detail the matter with respect to which indemnification is required and shall set forth the computation used in determining the amount of the indemnity payment). All of the rights and privileges of each Indemnitee under this Section 6.02, and the rights, privileges and obligations of Guarantor hereunder, shall survive the expiration or other termination of this Agreement.

            Section 6.03 No Waiver: Remedies Cumulative. No failure by the Guarantor or Buyer to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

            Section 6.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            Section 6.05 Consent to Jurisdiction: Waiver of Immunities. Guarantor and Buyer hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the District of Columbia or the State of Oregon in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement and irrevocably waive to the fullest extent permitted by law any objection which they may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waive any claim that any such forum is an inconvenient forum. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

            Section 6.06 Notices. All notices and other communications provided for in this Agreement shall be in writing or (unless otherwise specified) by telex, telegram or cable and shall be sent for next Business Day delivery to each party at the address set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to the other party. Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

            Section 6.07 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns. Notwithstanding the foregoing, the Guarantor may not assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of the other parties, and any such assignment or transfer purported to be made without such consent shall be ineffective. In addition, Buyer may, however, sell, assign or transfer the Loans and related Property which are the subject of the guaranties provided herein without the consent of the Guarantor. Further, the Guarantor agrees to recognize any such buyers or assignees as successors and assigns of the Buyer hereunder, with all rights of the Buyer hereunder.

            Section 6.08 Capital Markets Funding. Guarantor hereby agrees to cooperate with Buyer in making such modifications to this Agreement, in executing such other documents and certificates, in causing to be prepared and delivered such opinions, certificates, financial reports and letters, and in taking such other actions, including changing accounting firms, as are reasonably necessary to achieve capital markets funding of the Loans and the related Property or to improve the execution of such funding.

            Section 6.09 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

            Section 6.10 Attorney's Fees. In the event it is necessary for any party hereto or its Successors or assigns to institute suit in connection with this Agreement or the breach thereof, the prevailing party in such suit shall be entitled to reimbursement for its reasonable costs, expenses and attorney's fees incurred including fees incurred on any appeal.

            Section 6.11 Setoff. In addition to any rights now or hereafter granted under applicable law, upon the occurrence of any Termination Event or Servicer Default, Buyer is hereby authorized by Guarantor at any time, with notice to Guarantor, to set off and to appropriate and to apply to the amounts then owed by Guarantor hereunder or the Seller or Servicer under the Holdback Loan Purchase Agreement, as the case may be, to Buyer any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by Buyer to Guarantor.

            Section 6.12 Limitation on Third Party Beneficiaries. No provision, warranty, representation, or agreement herein, whether express or implied, is intended to or shall be construed as conferring upon any Person not a party hereto (including, without limitation, any Obligor) any rights or remedies whatsoever.

            Section 6.13 Continuing Agreement. This Guaranty Agreement is a continuing agreement and shall remain in full force and effect until the Holdback Loan Purchase Agreement and the Existing Loan Purchase Agreement shall have terminated and all of United Resources' obligations under the Holdback Loan Purchase Agreement and the Existing Loan Purchase Agreement have been satisfied; provided, however, that if the Holdback Loan Purchase Agreement and the Existing Loan Purchase Agreement are terminated pursuant to
Section 9.02 of the Holdback Loan Purchase Agreement and Section 10.02 of the Existing Loan Purchase Agreement, respectively, then the Guarantor's obligations under this Guaranty Agreement shall survive the termination of the Holdback Loan Purchase Agreement and the Existing Loan Purchase Agreement; and provided further, that (a) the rights accrued to the Buyer prior to termination of this Agreement and (b) the indemnification rights set forth in
Section 6.02 hereof shall be continuing and shall survive termination of this Guaranty Agreement.

            Section 6.14 Entire Agreement; Amendment. This Agreement comprises the entire agreement of the parties and may not be amended or modified except by written agreement of the parties hereto. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

            Section 6.15 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

            Section 6.16 Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

            IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Guaranty Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

                                    UNITED GROCERS, INC., as Guarantor


                                    By /s/ Alan C. Jones
                                    Its President


                                    By /s/ George P. Fleming
                                    Its Assistant Secretary



                                    Notice Address:
                                          6433 S.E. Lake Road
                                          Portland, Oregon  97222
                                          Attention:  President

                                    NATIONAL CONSUMER COOPERATIVE BANK,
                                    as Buyer


                                    By
                                    Its


                                    By
                                    Its


                                    Notice Address:
                                    1401 Eye Street, N.W.
                                    Suite 700
                                    Washington, D.C.  20005

ACKNOWLEDGMENT:

UNITED RESOURCES, INC.
 as Seller and Servicer


By /s/ George P. Fleming
Its President


By /s/ Alan C. Jones
Its Vice President